Exhibit 4.14

CONFIDENTIAL TREATMENT REQUESTED BY ANHEUSER-BUSCH INBEV SA/NV

[****] Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission.

Confidential treatment has been requested with respect to the omitted portions.

CLIFFORD CHANCE LLP

EXECUTION COPY

20 JUNE 2012

FOR

ANHEUSER-BUSCH INBEV SA/NV

AND

ANHEUSER-BUSCH INBEV WORLDWIDE INC.

AND

COBREW NV/SA

WITH

FORTIS BANK SA/NV

ACTING AS AGENT

US$14,000,000,000

FACILITIES AGREEMENT

CONFIDENTIAL TREATMENT REQUESTED BY ANHEUSER-BUSCH INBEV SA/NV

[****] Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission.

Confidential treatment has been requested with respect to the omitted portions.

- i -

- ii -

THIS AGREEMENT is dated 20 June 2012 and made

BETWEEN:

(1)	ANHEUSER-BUSCH INBEV SA/NV, a naamloze vennootschap/société anonyme, with its registered office at Grand Place 1, 1000 Brussels, registered with the Crossroads Bank of Enterprises (Kruispuntbank voor Ondernemingen/Banque Carrefour des Entreprises) under number 0417.497.106 (the “Company”);

(2)	THE COMPANIES listed in the signature pages as original borrowers (together with the Company, the “Original Borrowers”);

(3)	BANC OF AMERICA SECURITIES LIMITED, BANCO SANTANDER S.A., BARCLAYS BANK PLC, DEUTSCHE BANK AG, LONDON BRANCH, FORTIS BANK SA/NV, ING BELGIUM SA/NV, JPMORGAN CHASE BANK, N.A., MIZUHO CORPORATE BANK, LTD, RBS SECURITIES INC., SOCIÉTÉ GÉNÉRALE, LONDON BRANCH and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD as mandated lead arrangers and bookrunners (whether acting individually or together, the “Bookrunners”);

(4)	THE COMPANIES listed in the signature pages as original guarantors (the “Original Guarantors”);

(5)	THE FINANCIAL INSTITUTIONS listed in Part 2 of Schedule 1 (The Pre-Utilisation Date Parties) as lenders (the “Original Lenders”); and

(6)	FORTIS BANK SA/NV as agent of the other Finance Parties (the “Agent”).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATIONS

1.1	Definitions

In this Agreement:

“ABIWW” means Anheuser-Busch InBev Worldwide Inc., a company incorporated under the laws of Delaware, having its registered office at 1209 Orange Street, Wilmington, Delaware 19801 with company registration no 90-0421412.

“Acceptable Bank” means:

(a)	a bank or financial institution which has a rating for its long-term unsecured and non credit enhanced debt obligations of A or higher by S&P or Fitch Ratings Ltd or A2 or higher by Moody’s or a comparable rating from an internationally recognised credit rating agency; or

(b)	any other bank or financial institution approved by the Agent.

“Accession Letter” means a document substantially in the form set out in Schedule 6 (Form of Accession Letter).

“Accounting Principles” means:

(a)	in the case of the audited consolidated financial statements of the Group, IFRS; or

(b)	in any other case, the generally accepted accounting principles in the jurisdiction of incorporation of the relevant person, consistently applied.

“Acquisition” means the acquisition, directly or indirectly, by a member of the Group of all or some of the Target Shares whether by way of merger, tender offer or other means, in each case as contemplated by the Merger Agreement (if any), the Transaction Agreement and the Tender Offer.

“Acquisition Costs” means all fees, costs and expenses and stamp, registration and other Taxes incurred by the Company or any other member of the Group in connection with the Acquisition (including interest hedging costs relating to the Acquisition or Finance Documents).

“Acquisition Documents” means the Merger Agreement (if any), the Transaction Agreement, the Tender Offer Document and any other document designated as an “Acquisition Document” by the Agent and the Company.

“Additional Borrower” means a company which becomes a Borrower in accordance with Clause 25 (Changes to the Obligors).

“Additional Cost Rate” has the meaning given to it in Schedule 4 (Mandatory Cost Formula).

“Additional Guarantor” means a company which becomes a Guarantor in accordance with Clause 25 (Changes to the Obligors).

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“AFM” means The Netherlands Authority for the Financial Markets (Stichting Autoriteit Financiële Markten).

“Anheuser-Busch” means Anheuser-Busch Companies, LLC, a company incorporated under the law of the State of Delaware, United States with registered address One Busch Place, St. Louis, Missouri 63118 with issuer number 035229.

“Anheuser-Busch Group” means Anheuser-Busch and its Subsidiaries from time to time.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means:

(a)	in relation to the Facility A, the period from and including the date of this Agreement to and including the date falling twelve (12) Months after the date of this Agreement;

(b)	in relation to the Facility B, the period from (and including) the date of this Agreement to and including the date falling twelve (12) Months after the date of this Agreement,

subject in each case, to the Borrower’s option to extend the Availability Period of one or both Facilities in accordance with paragraph (d) of Clause 2.1 (The Facilities).

“Available Commitment” means, in relation to a Facility, a Lender’s Commitment under that Facility minus:

(a)	the amount of its participation in any outstanding Utilisations under that Facility; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any other Utilisations that are due to be made under that Facility on or before the proposed Utilisation Date.

“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

“Barcelona” means Companhia de Bebidas das Américas, a company incorporated under the laws of the Federative Republic of Brazil with registered address at AmBev, Rua Dr Renato Paes de Barros, 1017, 4° andar, 04530-001 Sao Paulo, SP, Brazil, listed on the Bovespa (Sao Paulo Stock Exchange) under the symbols AMBV3 (common shares) and AMBV4 (preferred shares).

“Belgian Companies Code” means the Belgian Company Code (Code des Sociétés/Wetboek van Vennootschappen) dated 7 May 1999, as amended from time to time.

“Belgian Obligor” means an Obligor that is resident in Belgium for Belgian tax purposes or that has a permanent establishment in Belgium to which the advances under the Finance Documents are effectively connected.

“Borrower” means an Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 25 (Changes to the Obligors).

“Brandbrew” means Brandbrew S.A., a public limited liability company (société anonyme) incorporated under the laws of Luxembourg, with its registered office at 5, rue Gabriel Lippmann L-5365 Munsbach and registered with the Luxembourg register of commerce and companies under number B75.696.

“Break Costs” means the amount (if any) by which:

(a)	the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a

Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Brussels and New York and:

(a)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency; or

(b)	(in relation to any date for payment or purchase of euro) any TARGET Day.

“Certain Funds Period” means in relation to a Facility the applicable Availability Period including any extension of the Availability Period pursuant to paragraph (d) of Clause 2.1 (The Facilities) (or such other period as the parties may agree).

“Certain Funds Utilisation” means any Utilisation made or to be made under a Facility.

“Change of Control” means any person or group of persons acting in concert (in each case other than Stichting InBev or any existing direct or indirect certificate holder or certificate holders of Stichting InBev or any person or group of persons acting in concert with any such persons) gaining Control of the Company.

For the purposes of this definition:

(a)	acting in concert means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in the Company by any of them, either directly or indirectly, to obtain Control of the Company; and

(b)	Stichting InBev means a company incorporated under the laws of The Netherlands under registered number 34144185 with registered address at Hofplein 20, 3032AC, Rotterdam, The Netherlands.

“Clean Up Date” means the date falling three Months after the date on which the Acquisition has been consummated in full in accordance with the Transaction Agreement and the Tender Offer.

“Cobrew” means Cobrew NV/SA, a naamloze vennootschap/société anonyme, with its registered office at Brouwerijplein 1, 3000 Leuven, enterprise number 0428.975.372 (RPR/RPM Leuven).

“Code” means, at any date, the U.S. Internal Revenue Code of 1986 (or any successor legislation thereto) as amended from time to time and the regulations promulgated and the judicial and administrative decisions rendered under it, all as the same may be in effect at such date.

“Commitment” means a Facility A Commitment or a Facility B Commitment.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Company and the Agent and in each case capable of being relied upon by the Company.

“Control” in relation to any entity means either the direct or indirect ownership of more than 50 per cent. of the share capital or similar rights of ownership of the entity or the power to direct the management and the policies of the entity whether through the ownership of share capital, contract or otherwise.

“Core Business” means the business of beer brewing and soft drink manufacturing, drink bottling, trading and/or performing services and/or carrying out functions (including, without limitation, research and development, marketing, distribution and retail sales) in connection with the beer brewing and soft drink manufacturing businesses.

“Credit Rating” means the corporate long-term credit issue rating of the present and future senior, unsecured and unsubordinated debt obligations of the Company.

“Credit Rating Period” means a period commencing on the date of a completion of an acquisition or incorporation by the Company referred to in Clause 22.7 (Acquisitions) or, if earlier, the date of any announcement of such acquisition or incorporation and ending sixty (60) days after the completion of such acquisition or incorporation (which period shall be extended following consummation of an acquisition or incorporation for so long as S&P or Moody’s has publicly announced within the period ending sixty (60) days after such acquisition or incorporation that it is considering a possible negative change to the Credit Rating, provided that such Credit Rating Period shall not extend more than one hundred and twenty (120) days after the public announcement of such consideration.

“DCB” means The Dutch Central Bank (De Nederlandsche Bank N.V.).

“Default” means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Defaulting Lender” means any Lender:

(a)	which has failed to make its participation in a Loan available or has notified the Agent that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within five Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Derivative Contract” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account).

“DFSA” means The Dutch Financial Supervision Act (Wet op het financieel toezicht, “Wft”) and all rules promulgated thereunder and pursuant thereto as well as communications and published guidelines of the DCB and the AFM.

“Dijon” means Dirección de Fábricas, S.A. de C.V..

“Dijon Merger” means the merger, if any, between Seville and Dijon with Seville as the surviving entity as contemplated by the Merger Agreement, if any.

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Dublin” means Diblo, S.A. de C.V..

“Dublin Merger” means the merger between Seville and Dublin with Seville as the surviving entity as contemplated by the Transaction Agreement.

“Dutch Obligor” means an Obligor incorporated in the Netherlands.

“EBIT” means in respect of the Group on a consolidated basis and in relation to any period, profit from operations as reported for that period, measured by reference to the consolidated financial statements delivered by the Company pursuant to Clause 20.10 (Financial statements) in respect of such period or prior to the date on which any such financial statements are delivered to the Agent, the Original Financial Statements of the Company:

(a)	plus (without double counting) dividends or other profit distributions (net of withholding tax) received in cash by any member of the Group during such period from any person in respect of which a member of the Group is a shareholder (or has an ownership interest) but which is not consolidated within the financial statements of the Group;

(b)	minus extraordinary or non-recurring items and/or non-operational income and gains; and

(c)	plus extraordinary or non-recurring items and/or non-operational expenses and losses.

“EBITDA” means in respect of the Group on a consolidated basis and in relation to any period, EBIT for that period:

(a)	plus depreciation and impairment of tangible assets;

(b)	plus amortisation and impairment of intangible assets;

(c)	plus impairment of goodwill;

(d)	minus (to the extent otherwise included) any gain over book value arising in favour of a member of the Group on the disposal of any non-financial asset (other than any disposal made in the ordinary course of business) during that period and any gain arising on any revaluation of any non-financial asset during that period; and

(e)	plus (to the extent otherwise deducted) any loss against book value incurred by a member of the Group on the disposal of any non-financial asset (other than any disposal made in the ordinary course of business) during that period and any loss arising on any revaluation of any non-financial asset during that period.

“Environmental Law” means any applicable law or regulation which relates to:

(a)	the pollution or protection of the environment;

(b)	harm to or the protection of human health;

(c)	the physical conditions of the workplace; or

(d)	any emission or substance capable of causing harm to any living organism or the environment.

“Environmental Permit” means any permit, other Authorisation or filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group.

“ERISA” means, at any date, the United States Employee Retirement Income Security Act of 1974 and the regulations promulgated and rulings issued thereunder, all as the same may be in effect at such date.

“ERISA Affiliate” means, in relation to a member of the Group, each person (as defined in Section 3(9) of ERISA) which together with that member of the Group would be deemed to be a “single employer” (a) within the meaning of Section 414(b), (c), (m) or (o) of the Code or (b) as a result of that member of the Group being or having been a general partner of such person.

“ERISA Event” means:

(a)	(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30 day notice requirement with respect to such event has been waived or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days;

(b)	the application for a minimum funding waiver under Section 302 (c) of ERISA with respect to a Plan;

(c)	the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA);

(d)	the cessation of operations at a facility of any Obligor or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA;

(e)	the incurrence by any Obligor or ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal by any Obligor or any ERISA Affiliate from a Multiple Employer Plan;

(f)	the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan;

(g)	the failure to make by its due date a required contribution with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan;

(h)	the incurrence or expected incurrence by any Obligor or ERISA Affiliate of any liability under Title IV of ERISA with respect to any Plan or Multiemployer Plan;

(i)	an action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) is pending, expected or threatened;

(j)	the incurrence of an Insufficiency by or with respect to any Plan.

“euro” and “€” means the single currency of the Participating Member States.

“Event of Default” means any event or circumstance specified as such in Clause 23 (Events of Default).

“Excluded Subsidiary” means Barcelona and each of its Subsidiaries from time to time provided that if Barcelona becomes a wholly-owned Subsidiary of the Company, it and its Subsidiaries shall cease to be Excluded Subsidiaries.

“Existing Credit Facilities” means the US$13,000,000,000 loan facilities made available to the Company and other members of the Group pursuant to a senior facilities agreement dated 26 February 2010 as amended on 25 July 2011.

“Facility” means Facility A and Facility B.

“Facility A” means the term loan facility made available under this Agreement as described in paragraph (a) of Clause 2.1 (The Facilities).

“Facility A Commitment” means:

(a)	in relation to an Original Lender, the amount in US Dollars set opposite its name under the heading “Facility A Commitment” in Part 2 of Schedule 1 (The Original Parties) and the amount of any other Facility A Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount in US Dollars of any Facility A Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility A Extension Fee” means a fee in an amount equal to 0.20 per cent. of the total principal amount outstanding under Facility A as at the Original Facility A Termination Date (as defined in paragraph (a) of Clause 2.5 (Extension of Facility A)) and payable to each Facility A Lender pro rata to its participation in the outstanding utilisations under Facility A on such date.

“Facility A Loan” means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.

“Facility B” means the term loan facility made available under this Agreement as described in paragraph (b) of Clause 2.1 (The Facilities).

“Facility B Commitment” means:

(a)	in relation to an Original Lender, the amount in US Dollars set opposite its name under the heading “Facility B Commitment” in Part 2 of Schedule 1 (The Original Parties) and the amount of any other Facility B Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount in US Dollars of any Facility B Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility B Loan” means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.

“Facility Commitment” means a Facility A Commitment or a Facility B Commitment.

“Facility Office” means in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days written notice) as the office or offices through which it will perform its obligations under this Agreement.

“FATCA” means:

(a)	Sections 1471 through 1474 of the Code, as of the date of this Agreement and any current or future regulations or official interpretation thereof;

(b)	any treaty, law, regulation or other official guidance enacted in any jurisdiction relating to paragraph (a) above; or

(c)	any agreement relating to paragraphs (a) or (b) of this definition with the Internal Revenue Service of the United States of America, the United States government or any governmental or taxation authority in any other jurisdiction.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document pursuant to FATCA.

“Fee Letter” means any letters between the Bookrunners and the Company or the Agent and the Company setting out any of the fees referred to in Clause 2.2 (Increase) and Clause 13 (Fees).

“Finance Document” means this Agreement, any Accession Letter, any Fee Letter, any Resignation Letter, any Selection Notice, any Utilisation Request and any other document designated as a Finance Document by the Agent and the Company.

“Finance Party” means the Agent, the Bookrunners or a Lender.

“Financial Indebtedness” means non-current interest bearing loans and borrowings, plus current interest bearing loans and borrowings; plus bank overdrafts (in each case calculated in accordance with the Accounting Principles); and to the extent not covered by the foregoing, any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	any amount raised pursuant to any issue of shares which are expressed to be redeemable on or prior to the latest of the Termination Dates;

(e)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a finance or capital lease;

(f)	the amount of any liability in respect of any advance or deferred purchase agreement if one of the primary reasons for entering into such agreement is to raise finance;

(g)	receivables sold or discounted (other than on a non–recourse basis);

(h)	any agreement or option to re–acquire an asset if one of the primary reasons for entering into such agreement or option is to raise finance;

(i)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of, and accounted for as, a borrowing; and

(j)	(without double counting) the amount of any liability in respect of any guarantee, indemnity, standby or documentary letter of credit or other similar instrument issued by a bank or financial institution (on behalf of any Obligor or Material Subsidiary), in each case for any of the items referred to in paragraphs (a) to (i) above, and (other than for the purposes of Clause 22.12 (Loans or credit to Excluded Subsidiaries) and the definition of Permitted Excluded Subsidiary Credit Support) not including any Financial Indebtedness owed by one member of the Group to another member of the Group.

“Group” means the Company and each of its Subsidiaries from time to time.

“Guarantee Principles” means the principles set out in Schedule 11 (Guarantee Principles).

“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 25 (Changes to the Obligors).

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Impaired Agent” means the Agent at any time when:

(a)	it has failed to make (or has notified a Party it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of “Defaulting Lender”;

(c)	an Insolvency Event has occurred and is continuing with respect to the Agent;

(d)	the Agent otherwise rescinds or repudiates a Finance Document; or

unless,	in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within five Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 11 (Form of Increase Confirmation).

“Increase Lender” has the meaning given to that term in Clause 2.2 (Increase).

“Insolvency Event” in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, all other than by way of an Undisclosed Administration, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets, all other than by way of an Undisclosed Administration;

(h)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Insufficiency” means, with respect to any Plan, the amount, determined on a plan termination basis, if any, of its unfunded benefit liabilities, as defined in, and in accordance with actuarial assumptions set forth in, Section 4001(a)(18) of ERISA (excluding any accrued but unpaid contributions).

“Intellectual Property” means:

(a)	any patents, trade marks, service marks, designs, business names, copyrights, design rights, moral rights, inventions, domain names, trade names, confidential information, knowhow and other intellectual property rights and interests, whether registered or unregistered, and any goodwill therein; and

(b)	the benefit of all applications and rights to use such assets of each member of the Group.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 11 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 10.3 (Default interest).

“IRS” means the United States Internal Revenue Service or any successor thereto.

“Judicial Deposit” means any cash deposit made in connection with any judicial or administrative proceeding against a member of the Group.

“Legal Opinion” means any legal opinion delivered to the Agent under Clause 4.1 (Initial conditions precedent) or Clause 25 (Changes to the Obligors).

“Legal Reservations” means:

(a)	the principle that certain remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and secured creditors;

(b)	the time barring of claims under applicable limitation laws (including the English Limitation Acts), defences of acquiescence, set-off or counterclaim and the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void;

(c)	the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;

(d)	the principle that an English court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;

(e)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(f)	any other general principles which are set out as qualifications or reservations (however described) as to matters of law in any Legal Opinion.

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 2.2 (Increase) or Clause 24 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“LIBOR” means, in relation to any Loan:

(a)	the applicable Screen Rate; or,

(b)	(if no Screen Rate is available for the currency or Interest Period of that Loan) the Reference Banks Rate,

as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period of that Loan, provided that if as a consequence of the above provisions LIBOR would be below zero, LIBOR shall be deemed to be zero.

“LMA” means the Loan Market Association.

“Loan” means a Facility A Loan or a Facility B Loan.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Luxembourg Commercial Code” means the Code de Commerce of Luxembourg.

“Luxembourg Guarantor” means a Guarantor incorporated in Luxembourg.

“Luxembourg Law of 2002” means the Luxembourg law of 19 December 2002 on the commercial register and annual accounts, as amended.

“Luxembourg Obligor” means an Obligor incorporated in Luxembourg.

“Major Default” means, with respect to the Company and the Obligors only, any circumstances constituting a Default under any of: Clause 23.1 (Non-payment), Clause 23.2 (Other obligations) (insofar as it relates to a breach of Clause 22.9 (Negative pledge), Clause 22.5 (Merger) and Clause 22.6 (Change of business)), Clause 23.5 (Insolvency), Clause 23.6 (Insolvency proceedings), Clause 23.7 (Creditors’ process), Clause 23.9 (Unlawfulness and invalidity) or Clause 23.11 (Repudiation and rescission).

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 66 2/3 per cent of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3 per cent. of the Total Commitments immediately prior to that reduction).

“Major Representation” means a representation or warranty, with respect to the Company and the Obligors only, under any of: Clause 20.2 (Status), Clause 20.3 (Binding obligations), Clause 20.4 (Non-conflict with other obligations) but only in respect of sub-paragraphs (b) and (c), Clause 20.5 (Power and authority), Clause 20.6 (Validity and admissibility) or Clause 20.11(Pari passu ranking).

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost Formula).

“Margin” means:

(a)	in relation to a Facility A Loan the rate determined in accordance with the Margin Grid set out below, as calculated by reference to the Company’s Credit Rating, as assessed by S&P and by Moody’s. Accordingly, the rate applicable as of the date of this Agreement, based on the Company’s Credit Rating at such date, is 1.00 per cent. per annum;

CONFIDENTIAL TREATMENT REQUESTED BY ANHEUSER-BUSCH INBEV SA/NV

[****] Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission.

Confidential treatment has been requested with respect to the omitted portions.

(b)	in relation to a Facility B Loan, the rate determined in accordance with the Margin Grid set out below, as calculated by reference to the Company’s Credit Rating, as assessed by S&P and by Moody’s. Accordingly, the rate applicable as of the date of this Agreement, based on the Company’s Credit Rating at such date, is 1.25 per cent. per annum;

(c)	in relation to any Unpaid Sum relating or referable to a Facility, the rate per annum specified above for that Facility; and

(d)	in relation to any other Unpaid Sum, the highest rate specified below:

Credit Rating (S&P/Moody’s)	Facility A Margin (% p.a.)		Facility B Margin (% p.a.)

Higher than or equal to

A+/A1	0.85		1.10

A/A2	[****	]	[****	]

A-/A3	[****	]	[****	]

BBB+/Baa1	[****	]	[****	]

BBB/Baa2	[****	]	[****	]

BBB-/Baa3	[****	]	[****	]

Lower than BBB-/Baa3	2.15		2.40

and provided that:

(a)	in the event of a split Credit Rating, the average of the two corresponding Margins shall apply;

(b)	any change in the Margin for a Utilisation shall take effect on the first day of the next Interest Period for that Utilisation which starts following the date on which the relevant Credit Rating changed; and

(c)	the otherwise applicable Margin in respect of Facility A from time to time shall be increased by:

(i)	0.20 per cent. per annum on and from the date falling 6 Months after the Utilisation Date; and

(ii)	an additional 0.20 per cent. per annum on and from the last day of each successive period of 3 Months thereafter.

“Material Adverse Effect” means any event or condition that (individually or in aggregate) has a material adverse effect on:

(a)	the ability of the Obligors (taken as a whole) to perform any of their payment obligations under the Finance Documents; or

(b)	the business, assets, financial condition or operations of the Group taken as a whole.

“Material Subsidiary” means, at any time, any member of the Group which:

(a)	has earnings before interest, tax, depreciation and amortisation calculated on a consolidated basis in the same manner as EBITDA representing ten per cent. or more of the consolidated EBITDA of the Group; or

(b)	is the owner of the registered trademark of a brand listed in Schedule 10 (Material Brands).

Compliance with the condition set out in paragraph (a) shall be determined by reference to the latest financial statements of that Subsidiary (audited, if available, and consolidated in the case of a Subsidiary that itself has Subsidiaries) and the latest audited consolidated financial statements of the Group.

“Merger Agreement” means the agreement (if any) between, amongst others, Seville, Dijon, the Company and Dublin setting out the material terms and conditions for implementation of the Dijon Merger (excluding any disclosure schedules which are not material in the context of the financial condition of the Group taken as a whole in the Company’s reasonable opinion).

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period, and Monthly shall be construed accordingly.

“Moody’s” means Moody’s Investor Services, Inc., or any successor thereto.

“Multiemployer Plan” means a multiemployer plan, as defined in Section (3)(37) of ERISA, subject to Title IV of ERISA, contributed to for any employees of a U.S. Obligor or any ERISA Affiliate.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, subject to Title IV of ERISA, that (a) is maintained for employees of any Obligor or any ERISA Affiliate and at least one person other than the Obligors and the ERISA Affiliates or (b) was so maintained and in respect of which any Obligor or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Non-Material Obligor” means an Obligor which is not a Material Subsidiary and is not a Borrower.

“Non-Obligor” means a member of the Group which is not an Obligor.

“Obligor” means a Borrower or a Guarantor.

“Obligors’ Agent” means the Company, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.4 (Obligors’ Agent).

“Original Financial Statements” means the Company’s consolidated audited financial statements for its financial year ended 31 December 2011.

“Original Obligor” means an Original Borrower or an Original Guarantor.

“Other Brandbrew Guaranteed Facilities” means:

(a)	the Existing Credit Facilities;

(b)	the €2,500,000,000 syndicated credit facility agreement dated 8 December, 2005 between the Company, Fortis Bank SA/NV and others;

(c)	the €125,000,000 facility agreement dated 6 July 2011 between the Company and Fortis Bank SA/NV as lender;

(d)	any debt securities issued by Anheuser-Busch under any of the following indentures:

(i)	the Indenture, dated 1 August 1995, between Anheuser-Busch and The Bank of New York Mellon Trust Company, N.A. (as successor to Chemical Bank), as trustee;

(ii)	the Indenture, dated 1 July 2001, between Anheuser-Busch and The Bank of New York Mellon Trust Company, N.A. (as successor to The Chase Manhattan Bank), as trustee; and

(iii)	the Indenture, dated 1 October 2007, between Anheuser-Busch and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as trustee.

(e)	the US$850,000,000 note purchase and guarantee agreement dated 22 October 2003 between, amongst others, the Company as issuer, Cobrew and Brandbrew;

(f)	any debt securities issued or guaranteed by Brandbrew under the €15,000,000,000 Euro Medium Term Note Programme entered into on 16 January 2009;

(g)	any debt securities guaranteed by Brandbrew under the Indenture dated 12 January 2009, among ABIWW, the Company, the subsidiary guarantors listed therein and the Bank of New York Mellon, New York Branch as trustee; and

(h)	any bonds guaranteed by Brandbrew under the Indenture, dated 16 October 2009 among ABIWW, the Company, the subsidiary guarantors named therein and the Bank of New York Mellon Trust Company, N.A., as trustee;

(i)	any debt securities guaranteed by Brandbrew under the U.S. commercial paper programme entered into on 6 June 2011; and

(j)	any refinancing (in whole or part) of any of the above items or this Agreement for the same or a lower amount.

“Parent Contribution Agreement” means the parent contribution agreement to be entered into between the Company and ABIWW, in the agreed form or in form and substance equivalent in all material respects to the parent contribution agreement entered into in relation to the Existing Credit Facilities.

“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“PBGC” means the U.S. Pension Benefit Guaranty Corporation, or any entity succeeding to all or any of its functions under ERISA.

“Permitted Excluded Subsidiary Credit Support” means:

(a)	Financial Indebtedness owed by any Excluded Subsidiary to any member of the Group (which is not an Excluded Subsidiary); and/or

(b)	guarantees provided by a member of the Group (which is not an Excluded Subsidiary) in respect of the Financial Indebtedness of any Excluded Subsidiary,

where the aggregate (without double counting) of (i) Financial Indebtedness of all Excluded Subsidiaries owed to or guaranteed by other members of the Group which are not Excluded Subsidiaries; (ii) amounts secured by Security which is permitted pursuant to paragraph (p) of the definition of Permitted Security; and (iii) Subsidiary Financial Indebtedness, does not exceed US$4,500,000,000 (or its equivalent in any other currency) at any time.

“Permitted Security” means:

(a)	the Security listed in the document referred to in paragraph 17 of Part 1 (Conditions precedent to initial Utilisation) of Schedule 2 (Conditions precedent) except to the extent the principal amount secured by that Security exceeds the amount stated in that document;

(b)	any Security entered into pursuant to any Finance Document;

(c)	any lien arising by operation of law and in the ordinary course of business;

(d)	any Security over or affecting any asset acquired by a member of the Group after the date of this Agreement if:

(i)	the Security was not created in contemplation of the acquisition (or proposed acquisition) of that asset by a member of the Group; and

(ii)	the principal amount secured has not been increased in contemplation of or since the acquisition (or proposed acquisition) of that asset by a member of the Group;

(e)	any Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security is created prior to the date on which that company becomes a member of the Group, if:

(i)	the Security was not created in contemplation of the acquisition (or proposed acquisition) of that company; and

(ii)	the principal amount secured has not increased in contemplation of or since the acquisition (or proposed acquisition) of that company;

(f)	any Security created in the ordinary course of business to secure any excise or import taxes or duties owed to any state or state agency or authority (among others and without limitation, a mortgage over any real property required by the relevant state, state agency or authority to secure the type of taxes or duties mentioned above will be considered as within the ordinary course of business);

(g)	any Security arising out of rights of consolidation, combination, netting or set–off over any current and/or deposit accounts with a bank or financial institution, where it is necessary to agree to those rights in connection with the opening or operation of any bank accounts or in connection with a treasury management arrangement operated by a member of the Group, in each case, in the ordinary course of its business or risk management;

(h)	any Security resulting from retention of title or conditional sale arrangements which are contained in the normal terms of supply of a supplier of goods to a member of the Group, where the goods are acquired by such member of the Group in the ordinary course of business and the arrangements do not constitute Financial Indebtedness;

(i)	any Security arising out of rights of netting or set–off arrangements which are contained in the normal terms of supply of a supplier of goods and/or services to a member of the Group, where the goods are acquired or services utilised by such member of the Group in the ordinary course of business and the arrangements do not constitute Financial Indebtedness;

(j)	any Security arising in the ordinary course of business of a member of the Group in relation to that Group member’s participation in or trading on or through a clearing system or investment, commodity or stock exchange, where, in each case, the Security arises under the rules or normal procedures or legislation governing the clearing system or exchange and neither with the intention of creating security nor in connection with the borrowing or raising of money;

(k)	any Security created by a member of the Group in favour of an Obligor;

(l)	any Security created pursuant to or in respect of any Judicial Deposit;

(m)	any Security created or outstanding with the prior written consent of the Majority Lenders;

(n)	pledges over and assignments of documents of title, insurance policies and sale contracts in relation to goods or services created or made in the ordinary course of business of a member of the Group to secure the purchase price of such goods or services;

(o)	any Security created by an Excluded Subsidiary; or

(p)	any Security over or affecting any assets of the Group which does not fall within any of paragraphs (a) to (o) above provided that the total of (i) the aggregate amount secured by all Security referred to in this paragraph (p) and (ii) the total amount of Subsidiary Financial Indebtedness (without double counting Subsidiary Financial Indebtedness incurred under sub-paragraph (i) of this paragraph (p)) and Financial Indebtedness of all Excluded Subsidiaries owed to or guaranteed by other members of the Group which are not Excluded Subsidiaries, does not, at any time, exceed US$4,500,000,000 (or its equivalent in any other currency).

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Qualifying Lender” has the meaning given to that term in Clause 14 (Tax Gross Up and Indemnities).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Reference Banks Rate” means, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks in relation to LIBOR, as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.

“Reference Banks” means the principal London offices of the Agent, Banco Santander, S.A., ING Bank N.V., J.P. Morgan Plc, The Royal Bank of Scotland plc, Barclays Bank PLC and Bank of America, N.A. and such other banks as may be appointed by the Agent in consultation with the Company.

“Regulations T, U or X” means, respectively, Regulations T, U or X of the Board of Governors of the Federal Reserve System of the United States (or any successor) as now and from time to time in effect from the date of this Agreement.

“Related Fund” in relation to a fund (the first fund), means a fund which is managed or advised by the same investment manager or adviser as the first fund or, if it is managed by a different investment manager or adviser, a fund whose investment manager or adviser is an Affiliate of the investment manager or adviser of the first fund.

“Relevant Borrower” means, in relation to a Loan, the Borrower which borrowed such Loan.

“Relevant Interbank Market” means the London interbank market.

“Relevant Jurisdiction” means, in relation to an Obligor, its jurisdiction of incorporation.

“Repeating Representations” means each of the representations set out in Clause 20.2 (Status) to Clause 20.6 (Validity and admissibility in evidence), paragraph (a) of Clause 20.8 (No default) and Clause 20.11 (Pari passu ranking).

“Resignation Letter” means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter).

“Sale” means the sale of all or substantially all of the assets of the Company (whether in a single transaction or a series of related transactions).

“S&P” means Standard & Poor’s Rating Group, a division of The McGraw-Hill Companies, or any successor thereto.

“Screen Rate” means, in relation to LIBOR, the British Bankers’ Association Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Lenders.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Selection Notice” means a notice substantially in the form set out in Part 2 of Schedule 3 (Requests) given in accordance with Clause 11 (Interest Periods) in relation to a Facility.

“Seville” means Grupo Modelo, S.A.B. de C.V., a company incorporated under the laws of Mexico with registered address Javier Barros Sierra No. 555 Piso 3, Zedec Santa FE, 01210, Mexico, D.F. with issuer number P4833, or its successor or any other corporate form into which such company may convert.

“Shareholders’ Approval” means the valid adoption of a resolution by the shareholders’ meeting of the Company validly approving (a) Clause 8 (Mandatory

Prepayment) and (b) any other provision in this Agreement granting rights to third parties which could affect the Company’s assets or could impose an obligation on the Company where in each case the exercise of those rights is dependent on the occurrence of a public take-over bid or a Change of Control, in accordance with article 556 of the Belgian Companies Code.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, subject to Title IV of ERISA, that (a) is maintained or contributed to by any Obligor or any ERISA Affiliate for employees of any Obligor or any ERISA Affiliate and no person other than the Obligors and the ERISA Affiliates or (b) was so maintained or contributed to and in respect of which any Obligor or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Specified Time” means a time determined in accordance with Schedule 8 (Timetables).

“Subsidiary” means an entity of which a person has direct or indirect control or owns directly or indirectly more than 50 per cent. of the voting share capital or similar right of ownership and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise.

“Subsidiary Financial Indebtedness” means the aggregate outstanding principal or capital amount of all Financial Indebtedness of all members of the Group minus:

(a)	an amount equal to the aggregate principal or capital amount of all existing subsidiary financial indebtedness listed in the document referred to in paragraph 18 of Part 1 (Conditions precedent to initial Utilisation) of Schedule 2 (Conditions precedent);

(b)	any Financial Indebtedness of any person who becomes a member of the Group after the date of this Agreement which is incurred under arrangements in existence at the date that person becomes a member of the Group (and not entered into in contemplation of that person becoming (or proposed to be becoming) a member of the Group), but only for a period of one year from the date that person becomes a member of the Group and only to the extent the principal amount of the Financial Indebtedness has not been incurred since the date that person became a member of the Group;

(c)	any Financial Indebtedness of a Non-Obligor where (i) such Non-Obligor has on-lent substantially the entire proceeds of such Financial Indebtedness to one or more Obligors; and (ii) such Non-Obligor holds no material assets other than its claims against such Obligors or Obligor in relation to such loans;

(d)	any Financial Indebtedness of an Obligor; and

(e)	any Financial Indebtedness of Barcelona (or any Subsidiary of Barcelona) until such time as Barcelona becomes a wholly-owned Subsidiary of the Company.

“Super Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 85 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 85 per cent. of the Total Commitments immediately prior to that reduction).

“Target” means Seville.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in euro.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

“Target Group” means the Target and its Subsidiaries.

“Target Shares” means all or part of the outstanding share capital in the Target and any warrants and options in respect thereof.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tender Offer” means the tender offer for the Target Shares by a member of the Group on the terms and conditions set out in the Tender Offer Document and as envisaged by the Transaction Agreement.

“Tender Offer Document” means the folleto informativo prepared by a wholly owned subsidiary of the Company and approved by the Mexican Comision Nacional Bancaria y de Valores, evidencing the terms and conditions of the Tender Offer.

“Termination Date” means:

(a)	in relation to Facility A, the date falling twelve (12) Months from the Utilisation Date subject to the Borrower’s option to extend the Termination Date for Facility A in accordance with Clause 2.5 (Extension of Facility A); and

(b)	in relation to Facility B, the date falling thirty six (36) Months from the Utilisation Date less the period, if any, by which the Availability Period for Facility B has been extended pursuant to paragraph (d) of Clause 2.1 (The Facilities).

“Total Commitments” means the aggregate of the Total Facility A Commitments and the Total Facility B Commitments, being US$14,000,000,000 at the date of this Agreement.

“Total Facility A Commitments” means the aggregate of the Facility A Commitments, being US$6,000,000,000 at the date of this Agreement.

“Total Facility B Commitments” means the aggregate of the Facility B Commitments, being US$8,000,000,000 at the date of this Agreement.

“Transaction Agreement” means the agreement between, amongst others, Seville, the Company and Dublin setting out the material terms and conditions for implementation of the Dublin Merger (excluding any disclosure schedules which are not material in the context of the financial condition of the Group taken as a whole in the Company’s reasonable opinion).

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.

“Transfer Date” means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.

“Undisclosed Administration” means an undisclosed administration (stille curatele) applicable to a Lender, imposed by the DCB under or based on section 1:76 of the DFSA, as to Lenders which are the subject of home jurisdiction supervision by the DCB under the DFSA and in relation to which the DCB has not publicly disclosed the appointment of a custodian (curator) with regard to the relevant Lender.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“US Dollar”, “US Dollars”, “US$”, “dollar” and “$” means the lawful currency of the United States of America from time to time.

“U.S.” and “United States” means the United States of America, its territories, possessions and other areas subject to the jurisdiction of the United States of America.

“U.S. Borrower” means a Borrower whose jurisdiction of organisation is a state of the United States of America or the District of Columbia.

“U.S. Guarantor” means a Guarantor whose jurisdiction of organisation is a state of the United States of America or the District of Columbia.

“U.S. Obligor” means any U.S. Borrower or U.S. Guarantor.

“U.S. Tax” means any federal, state, local income, gross receipts, license, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar), real property, personal property, sales, use, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, imposed by the United States or any political subdivision thereof or taxing authority therein, including any interest, penalty or addition thereto, whether disputed or not.

“Utilisation” means a Loan.

“Utilisation Date” means the date on which the Utilisations are made.

“Utilisation Request” means a notice substantially in the relevant form set out in Part 1 of Schedule 3 (Requests).

“VAT” means value added tax calculated in accordance with (but subject to the derogations according to the VAT regulations of the member states) European Directive 2006/112/EC (replacing European Directive 77/388/EC) whether charged in a member state of the European Union or elsewhere and any other tax of a similar nature.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

1.2	Construction

(a)	Unless a contrary indication appears, a reference in this Agreement to:

(i)	the “Agent”, a “Bookrunner”, any “Finance Party”, any “Lender”, any “Obligor”, any “Party” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	a document in “agreed form” is a document which is in a form agreed in writing by or on behalf of the Company and the Agent;

(iii)	“assets” includes present and future properties, revenues and rights of every description;

(iv)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(v)	“guarantee” means (other than in Clause 19 (Guarantee and Indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to provide assurance to the beneficiary of such guarantee that another person will or can meet any of its liabilities;

(vi)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vii)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(viii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(ix)	a provision of law is a reference to that provision as amended or re-enacted; and

(x)	a time of day is a reference to London time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default or an Event of Default is “continuing” if it has not been remedied or waived in writing.

1.3	Dutch terms

In this Agreement, where it relates to a Dutch entity, a reference to:

(a)	a “necessary action to authorise” where applicable, includes without limitation:

(i)	any action required to comply with the Works Councils Act of the Netherlands (Wet op de ondernemingsraden); and

(ii)	obtaining an unconditional positive advice (advies) from the competent works council(s);

(b)	“financial assistance” means any act contemplated by:

(i)	(for a besloten vennootschap met beperkte aansprakelijkheid) Article 2:207(c) of the Dutch Civil Code; or

(ii)	(for a naamloze vennootschap) Article 2:98(c) of the Dutch Civil Code;

(c)	a “Security” includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and, in general, any right in rem (beperkt recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht);

(d)

(i)	a “winding-up”, “administration” or “dissolution” includes a Dutch entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden);

(ii)	a “moratorium” includes surseance van betaling and “a moratorium is declared” or occurs includes surseance verleend;

(iii)	any “step” or “procedure” taken in connection with insolvency proceedings includes a Dutch entity having filed a notice under Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990);

(iv)	a “trustee in bankruptcy” includes a curator;

(v)	an “administrator” includes a bewindvoerder; and

(vi)	an “attachment” includes a beslag.

1.4	Luxembourg terms

In this Agreement, a reference to:

(a)	a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrator receiver, administrator or similar officer includes any:

(i)	juge-commissaire and/or insolvency receiver (curateur) appointed under the Luxembourg Commercial Code;

(ii)	liquidateur appointed under Articles 141 to 151 of the Luxembourg act of 10 August 1915 on commercial companies, as amended;

(iii)	juge-commissaire and/or liquidateur appointed under Article 203 of the Luxembourg act dated 10 August 1915 on commercial companies, as amended;

(iv)	commissaire appointed under the Grand-Ducal decree of 24 May 1935 on the controlled management regime or under Articles 593 to 614 of the Luxembourg Commercial Code; and

(v)	juge délégué appointed under the Luxembourg act of 14 April 1886 on the composition to avoid bankruptcy, as amended;

(b)	a “winding-up”, “administration” or “dissolution” includes, without limitation, bankruptcy (faillite), liquidation (liquidation judiciaire), composition with creditors (concordat préventif de faillite), moratorium or reprieve from payment (sursis de paiement) and controlled management (gestion contrôlée); and

(c)	a person being “unable to pay its debts” includes that person being in a state of cessation of payments (cessation de paiements).

1.5	Belgian terms

In this Agreement, a reference (in the context of Belgian law or a Belgian Obligor) to:

(a)	a “liquidator”, “trustee in bankruptcy”, “judicial custodian”, “compulsory manager”, “receiver”, “administrator receiver”, “administrator” or “similar officer” includes any curator / curateur, vereffenaar / liquidateur, voorlopig bewindvoerder / administrateur provisoire, gerechtelijk deskundige / expert judiciaire, mandataris ad hoc / mandataire ad hoc, ondernemingsbemiddelaar / médiateur d’entreprise, as applicable, and sekwester / sequester;

(b)	a person being “unable to pay” its debts is that person being in a state of cessation of payments (staking van betaling / cessation de paiements);

(c)	an “insolvency” includes any gerechtelijke reorganisatie / réorganisation judiciaire, faillissement / faillite and any other concurrence between creditors (samenloop van schuldeisers / concours des créanciers);

(d)	a “composition” includes any minnelijk akkoord met alle schuldeisers / accord amiable avec tous les créanciers, gerechtelijke reorganisatie / réorganisation judiciaire; “winding up”, “administration”, “liquidation” or “dissolution” includes any vereffening / liquidation, ontbinding / dissolution, faillissement / faillite and sluiting van een onderneming / fermeture d’enterprise;

(e)	an “assignment” or “similar arrangement with any creditor” includes a minnelijk akkoord met alle schuldeisers/ accord amiable avec tous les créanciers;

(f)	an “attachment”, “sequestration”, “distress”, “execution” or “analogous events” includes any uitvoerend beslag / saisie exécutoire and bewarend beslag / saisie conservatoire;

(g)	a “Security” includes any mortgage (hypotheek / hypothèque), pledge (pand / nantissement), privilege (voorrecht / privilège), retention right (eigendomsvoorbehoud / réserve de propriété), any real surety (zakelijke zekerheid / sûreté réelle) and any transfer by way of security (overdracht ten titel van zekerheid / transfert à titre de garantie) and a promise or mandate to create any of the security interest mentioned above;

(h)	“constitutional documents” means de oprichtingsakte / acte constitutif and de statuten / statuts; and

(i)	“guarantee” means, only for the purpose of the guarantee granted by a Belgian Obligor pursuant to Clause 19 (Guarantee and Indemnity), an independent guarantee and not a surety (borg / cautionnement).

1.6	Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

2.	THE FACILITIES

2.1	The Facilities

(a)	Subject to the terms of this Agreement, the Lenders make available to the Borrowers a US Dollar term loan facility in an aggregate amount equal to the Total Facility A Commitments.

(b)	Subject to the terms of this Agreement, the Lenders make available to the Borrowers a US Dollar term loan facility in an aggregate amount equal to the Total Facility B Commitments.

(c)	Any Borrower will be permitted to borrow (on a several basis) under each Facility.

(d)	The Company may elect to extend the Availability Period of any Facility by up to six (6) Months by giving the Agent written notice no later than ten (10) Business Days prior to the expiry of the initial Availability Period of twelve (12) Months in respect of such Facility. Any such notice will, from the date of receipt by the Agent, take effect in accordance with its terms and, from such date, references in this Agreement to the “Availability Period” in relation to the relevant Facility will be to the Availability Period as so extended.

2.2	Increase

(a)	The Company may by giving prior written notice to the Agent by no later than the date falling five Business Days after the effective date of a cancellation of:

(i)	the Available Commitments of a Defaulting Lender in accordance with Clause 7.5 (Right of Cancellation in relation to a Defaulting Lender); or

(ii)	the Commitments of a Lender in accordance with Clause 7.1 (Illegality),

request that the Facility A Commitments or the Facility B Commitments be increased (and the Facility A Commitments or Facility B Commitments shall be so increased) in an aggregate amount in US Dollars of up to the amount of the Available Commitment or Commitments so cancelled as follows:

(A)	the increased Facility A Commitment or Facility B Commitment will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (the “Increase Lender”) selected by the Company, each of which shall not be a member of the Group and which is further acceptable to the Agent (acting reasonably) and each of which confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Facility A Commitment or Facility B Commitment which it is to assume as if it had been an Original Lender;

(B)	each of the Obligors and the Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(C)	the Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(D)	the Facility A Commitments and the Facility B Commitments of the other Lenders shall continue in full force and effect; and

(E)	the increase in the Facility A Commitments and the Facility B Commitments shall take effect on the date specified by the Company in the notice referred to in paragraph (i) above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)	An increase in the Facility A Commitments or the Facility B Commitments will only be effective on:

(i)	receipt by the Agent of written confirmation (the “Increase Confirmation”) from the Increase Lender substantially in the form set out in Schedule 11 (Form of Increase Confirmation) that the Increase Lender will assume the same obligations to the other Finance Parties as it would have assumed if it had been an Original Lender; and

(ii)	in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase, the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, the completion of which the Agent shall promptly notify to the Company and the Increase Lender.

(c)	Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective in accordance with this Agreement.

(d)	The Company may pay to the Increase Lender a fee in the amount and at the times agreed between the Company and the Increase Lender in a Fee Letter. A reference in this Agreement to a Fee Letter shall include any letter referred to in this paragraph.

(e)	Clause 24.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:

(i)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(ii)	the “New Lender” were references to that “Increase Lender”; and

(iii)	a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.

(f)	Nothing in this Clause 2.2 obliges any Existing Lender to become or offer to become an Increase Lender.

2.3	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.4	Obligors’ Agent

(a)	Each Obligor (other than the Company) by its execution of this Agreement or an Accession Letter irrevocably appoints the Company to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)	the Company on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests), to execute on its behalf any Accession Letter, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Company,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

2.5	Extension of Facility A

(a)	The Company shall be entitled to extend the Termination Date of Facility A by a period of up to 12 Months (or, if the Company has previously elected to extend the Availability Period of Facility A under paragraph (d) of Clause 2.1, up to 6 Months) by giving notice to the Agent (the “Extension Notice”) not less than 20 days before the original Termination Date in respect of Facility A (for the purposes of this Clause 2.5, the “Original Facility A Termination Date”).

(b)	Any Extension Notice shall:

(i)	be in writing and must be unconditional; and

(ii)	specify a revised Termination Date for Facility A which falls within the period referred to in paragraph (a) above (the “Revised Facility A Termination Date”).

(c)	Upon receipt by the Agent of an Extension Notice duly completed in accordance with paragraph (b) above and subject to no Event of Default having occurred which is continuing under Clause 23.1 (Non-payment) on the date on which the Agent receives such Extension Notice, the Revised Facility A Termination Date shall be for all purposes the Termination Date in respect of Facility A.

(d)	The Agent shall promptly notify the Lenders of any extension of the Termination Date in respect of Facility A pursuant to this Clause 2.5.

(e)	In the event the Termination Date for Facility A is extended pursuant to this Clause 2.5, the Company shall not later than the Original Facility A Termination Date pay to the Agent (for the account of each Facility A Lender) the Facility A Extension Fee.

3.	PURPOSE

3.1	Purpose

The Relevant Borrower shall apply all amounts borrowed by it under a Facility towards:

(a)	financing, directly or indirectly, the Acquisition (including but not limited to any interim holding or deposit or other payment of drawn funds pending application towards acquisition of shares in the Target or repayment of the Facilities);

(b)	at any time after the settlement date of the Tender Offer, refinancing Financial Indebtedness of the Target and its Subsidiaries; and

(c)	payment of the Acquisition Costs.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

No Borrower may deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part 1 of Schedule 2 (Conditions Precedent) which must be delivered on or before the first Utilisation Date, in form and substance satisfactory to the Agent (other than the Tender Offer Document). The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to a Utilisation if, on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Major Default is continuing or would result from the proposed Utilisation; and

(b)	the Major Representations to be made by each Obligor are true in all material respects.

4.3	Maximum number of Utilisations

A Borrower (or the Company) may not deliver a Utilisation Request if as a result of the proposed Utilisation more than 10 Loans would be outstanding.

4.4	Utilisations during the Certain Funds Period

(a)	Except as set out in paragraph (b) below, during each Certain Funds Period, none of the Finance Parties shall be entitled to:

(i)	cancel any of its Commitments to the extent that to do so would prevent or limit the making of a Certain Funds Utilisation;

(ii)	rescind, terminate or cancel this Agreement or any of the Facilities or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have to the extent that to do so would prevent or limit the making of a Certain Funds Utilisation;

(iii)	refuse to participate in the making of a Certain Funds Utilisation;

(iv)	exercise any right of set-off or counterclaim in respect of a Utilisation to the extent that to do so would prevent or limit the making of a Certain Funds Utilisation; or

(v)	cancel, accelerate or cause repayment or prepayment of any amounts owing hereunder or under any other Finance Document to the extent that to do so would prevent or limit the making of a Certain Funds Utilisation, provided that immediately upon the expiry of such Certain Funds Period all rights, remedies and entitlements shall be available to the Finance Parties notwithstanding that they may not have been used or been available for use during such Certain Funds Period.

(b)	Paragraph (a) above does not apply if, and to the extent that, the entitlement arises because:

(i)	in the case of sub-paragraph (a)(iii) above, Clause 4.1 (Initial conditions precedent) has not been complied with;

(ii)	a Major Default is continuing or, in the case of sub-paragraph (a)(iii) above, a Major Default would result from the proposed Utilisation;

(iii)	any of the Major Representations is not true and accurate;

(iv)	Clause 7.1 (Illegality) applies; or

(v)	Clause 8.1 (Change of Control or Sale) applies.

5.	UTILISATION – LOANS

5.1	Delivery of a Utilisation Request

A Borrower (or the Company on its behalf) may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request for Loans

(a)	Each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Borrower and the Facility to be utilised;

(ii)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(iii)	the amount of the Utilisation complies with Clause 5.3 (Amount of Utilisation); and

(iv)	the proposed Interest Period complies with Clause 11 (Interest Periods).

(b)	Multiple Utilisations may be requested in a single Utilisation Request.

5.3	Amount of Utilisation

The amount of the proposed Utilisation must be a minimum of US$25,000,000.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

5.5	Cancellation of Commitment

(a)	Any Commitment (or portion thereof) which is unutilised on the earlier of (a) the close of business on the Utilisation Date and (b) the last day of the Availability Period applicable thereto shall be immediately cancelled.

(b)	The Total Commitments will automatically and immediately be cancelled in full if the Company notifies the Agent that the Acquisition has lapsed or has been withdrawn or otherwise terminated.

6.	REPAYMENT

6.1	Repayment of Loans

(a)	The Relevant Borrowers under Facility A shall repay the aggregate Facility A Loans borrowed by such Borrower in full on the relevant Termination Date.

(b)	The Relevant Borrowers under Facility B shall repay the aggregate Facility B Loans borrowed by such Borrower in full on the relevant Termination Date.

7.	ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION

7.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Utilisation:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Company of such notice, that Lender shall be immediately released from its obligations to participate in any Utilisations; and

(c)	by written notice to the Agent, that Lender may:

(i)	cancel its Commitment, and such Commitment shall be immediately cancelled upon the Agent notifying the Company of such notice; and/or

(ii)	require prepayment of its participation in the Utilisations, and the Relevant Borrower shall repay that Lender’s participation in the Utilisations made to that Borrower on the last day of the Interest Period for each Utilisation occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Voluntary cancellation

The Relevant Borrower may, if it gives the Agent not less than three Business Days (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of US$10,000,000) of an Available Facility. Any cancellation under this Clause 7.2 shall reduce the Commitments of the Lenders rateably under that Facility.

7.3	Voluntary prepayment

(a)	A Borrower to which a Loan has been made may, if it or the Company gives the Agent not less than three Business Days (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of that Loan (but, if in part, being a minimum amount of US$25,000,000 and in multiples of US$1,000,000).

(b)	A Loan may only be prepaid after the last day of the Availability Period applicable to the Facility (or, if earlier, the day on which the applicable Available Facility is zero).

7.4	Right of cancellation and repayment in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 14.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Company or an Obligor under Clause 14.3 (Tax indemnity) or Clause 15.1 (Increased costs),

the Relevant Borrower may, whilst the circumstance giving rise to the requirement for indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Utilisations.

(b)	On receipt of a notice referred to in paragraph (a) above in relation to a Lender, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Company has given notice under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Company in that notice), the Relevant Borrower to which a Utilisation is outstanding shall repay that Lender’s participation in that Utilisation together with all interest and other amounts accrued under the Finance Documents.

7.5	Right of cancellation in relation to a Defaulting Lender

(a)	If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent notice of cancellation of each Available Commitment of that Lender.

(b)	On receipt of a notice referred to in paragraph (a) above, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

8.	MANDATORY PREPAYMENT

8.1	Change of Control or Sale

Upon:

(a)	the occurrence of a Change of Control; or

(b)	a Sale:

(i)	the Company shall notify the Agent upon becoming aware of such Change of Control or Sale;

(ii)	after such notice, a Lender shall not be obliged to fund any Utilisation (other than a Rollover Loan);

(iii)	any Lender may, by not less than thirty (30) days’ written notice to the Agent, cancel its undrawn Commitment and require repayment of its participation in the Utilisations, together with accrued interest thereon and all other amounts owed to it under the Finance Documents; and

(iv)	the Company shall procure that the Relevant Borrower repay any Lender which delivers a notice to the Agent pursuant to paragraph (c) above on the date falling thirty (30) days after receipt by the Agent of such notice, provided that paragraphs (ii), (iii) and (iv) above shall only become effective with respect to a Change of Control, if the Shareholders’ Approval has been obtained and an extract of the resolution containing the Shareholders’ Approval has been duly filed with the clerk of the relevant commercial court in accordance with article 556 of the Belgian Companies Code.

8.2	Bond Issuance Proceeds

(a)	For the purposes of this Clause 8.2:

“Bond Issuance” means the issuance of debt securities (other than commercial paper or any equivalent short term capital market instrument) by a member of the Group (other than an Excluded Subsidiary) in the public international debt capital markets;

“Bond Issuance Proceeds” means any cash proceeds received by any member of the Group (other than an Excluded Subsidiary) pursuant to any Bond Issuance after the Utilisation Date except for Excluded Bond Issuance Proceeds and after deducting:

(i)	any expenses which are incurred by any member of the Group with respect to that Bond Issuance to persons who are not members of the Group; and

(ii)	any Tax incurred and required to be paid by a member of the Group in connection with that Bond Issuance (as reasonably determined by the issuer); and

“Excluded Bond Issuance Proceeds” means the proceeds of any Bond Issuance which are applied towards scheduled or other mandatory repayments, prepayments, redemptions or mandatory offers to repurchase of Financial Indebtedness existing or arising under or pursuant to any agreement or other arrangements in existence on the date of this Agreement (disregarding any amendments made to any such agreement or arrangement after the date of this Agreement).

(b)	Subject to Clause 8.4 (General), after the date on which Facility A has been utilised, the Company shall ensure that the Relevant Borrower prepays the Facility A Loans by an amount equal to the amount of Bond Issuance Proceeds received by a member of the Group (other than an Excluded Subsidiary) in accordance with Clause 8.3 (Application of prepayments).

8.3	Application of prepayments

(a)	Any prepayment made under Clause 7.3 (Voluntary prepayment) or Clause 8.2 (Bond Issuance Proceeds) shall be applied first in prepayment of the Facility A Loans.

(b)	Unless the Company makes an election under paragraph (c) below, the Relevant Borrower shall make any prepayment required under Clause 8.2 (Bond Issuance Proceeds) on the last day of the current Interest Period.

(c)	The Company may, by giving the Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior written notice, elect that any prepayment under Clause 8.2 (Bond Issuance Proceeds) be applied in prepayment promptly upon receipt of those proceeds. Any such notice shall specify the prepayment date, which in any event shall be no later than the required date for prepayment under paragraph (b) above. Any notice delivered under this paragraph (c) is irrevocable.

(d)	Unless the Company makes an election under paragraph (c) above then a proportion of the Loan(s) equal to the amount of the relevant prepayment will be due and payable on the last day of its Interest Period.

9.	RESTRICTIONS

9.1	Notices of Cancellation or Prepayment

Any notice of cancellation or prepayment given by any Party under Clause 7 (Illegality, Voluntary Prepayment and Cancellation) shall (subject to the terms thereof) be irrevocable and, unless a contrary indication appears in this Agreement, any such notice shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

9.2	Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

9.3	No reborrowing of Facilities

Subject to Clause 25.8 (Change of Borrower), no Borrower may reborrow any part of a Facility which is prepaid.

9.4	Prepayment in accordance with Agreement

No Borrower shall repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

9.5	No reinstatement of Commitments

Subject to Clause 2.2 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

9.6	Agent’s receipt of Notices

If the Agent receives a notice under Clause 7 (Illegality, Voluntary Prepayment and Cancellation), it shall promptly forward a copy of that notice or election to either the Company or the affected Lender, as appropriate.

10.	INTEREST

10.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin;

(b)	LIBOR; and

(c)	Mandatory Cost, if any.

10.2	Payment of interest

The Relevant Borrower shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period).

10.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is two per cent. higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 10.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be two per cent. higher than the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

10.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the Relevant Borrower (or the Company) of the determination of a rate of interest under this Agreement.

11.	INTEREST PERIODS

11.1	Selection of Interest Periods

(a)	The Relevant Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan or in a Selection Notice.

(b)	Each Selection Notice for a Loan is irrevocable and must be delivered to the Agent by the Relevant Borrower (or the Company on behalf of the Borrower) to which that Loan was made not later than the Specified Time.

(c)	If a Borrower (or the Company) fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will be one Month.

(d)	Subject to this Clause 11, a Borrower (or the Company) may select an Interest Period of one Month, two, three or six Months or any other period agreed between the Company and the Agent (acting on the instructions of all the Lenders).

(e)	An Interest Period for a Loan shall not extend beyond the Termination Date applicable to its Facility.

(f)	Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

11.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.3	Consolidation and division of Loans

(a)	Subject to paragraph (b) below, if two or more Interest Periods:

(i)	relate to Loans made under the same Facility in the same currency;

(ii)	end on the same date; and

(iii)	are made to the same Borrower,

those Loans will, unless that Borrower (or the Company on its behalf) specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Loan on the last day of the Interest Period.

(b)	Subject to Clause 4.3 (Maximum number of Utilisations), and Clause 5.3 (Amount of Utilisation) if the Relevant Borrower (or the Company on its behalf) requests in a Selection Notice that a Loan be divided into two or more Loans, that Loan will, on the last day of its Interest Period, be so divided with amounts specified in that Selection Notice in aggregate equal to the amount of the Loan immediately before its division.

12.	CHANGES TO THE CALCULATION OF INTEREST

12.1	Absence of quotations

Subject to Clause 12.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

12.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin;

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

(b)	In this Agreement:

“Market Disruption Event” means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for the relevant currency and Interest Period; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 30 per cent. of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR.

12.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

CONFIDENTIAL TREATMENT REQUESTED BY ANHEUSER-BUSCH INBEV SA/NV

[****] Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission.

Confidential treatment has been requested with respect to the omitted portions.

12.4	Break Costs

(a)	The Relevant Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

13.	FEES

13.1	Ticking fee

(a)	The Company or ABIWW shall pay to the Agent (for the account of each Lender) a ticking fee in US Dollars in respect of each Lender’s Available Commitment under each Facility from (and excluding) the date of this Agreement until the earlier of the (i) Utilisation Date and (ii) the date on which the respective Facility is cancelled in full as follows:

(i)	[****] per cent. per annum during the first 12 months of the Availability Period; and

(ii)	in the event of any extension of the Availability Period pursuant to paragraph (d) of Clause 2.1 (The Facilities), [****] per cent. per annum thereafter,

in each case on the amount of each Lender’s Available Commitment from day to day under each Facility.

(b)	The accrued ticking fee is payable (i) on the last day of each successive period of three Months during the Availability Period, (ii) on the Utilisation Date and (iii) on the date on which the Commitment of any Lender under the respective Facility is cancelled in full.

13.2	Bookrunning fee

The Company or ABIWW shall pay to the Bookrunners a facility fee and an arrangement fee in the amount and at the times agreed in a Fee Letter.

13.3	Agency fee

The Company or ABIWW shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

14.	TAX GROSS UP AND INDEMNITIES

14.1	Definitions

In this Agreement:

“Belgian Qualifying Lender” means a Lender which is beneficially entitled to receive any interest payment made in respect of a Loan by a Belgian Obligor without a Tax Deduction due to being:

(i)	a credit institution which is a company resident for tax purposes in Belgium or which is acting through a Facility Office established in Belgium, as referred to in the law of 22 March 1993 regarding the supervision of credit institutions;

(ii)	a credit institution within the meaning of article 107, §2, 5, a), second dash of the Royal Decree implementing the Belgian Income Tax Code which is acting through its head office and which is resident for tax purposes in a member state of the European Economic Area or in a country with which Belgium has entered into a double taxation agreement that is in force (irrespective of whether such agreement provides an exemption from tax imposed by Belgium);

(iii)	a credit institution within the meaning of article 107, §2, 5, a), second dash of the Royal Decree implementing the Belgian Income Tax Code, that is acting through a Facility Office which (i) itself qualifies as a credit institution within the meaning of the aforementioned article 107, §2, 5, a), second dash and (ii) is located in a member state of the European Economic Area or in a country with which Belgium has entered into a double taxation agreement that is in force (irrespective of whether or not the double taxation agreement makes provision for exemption from tax imposed by Belgium); or

(iv)	a Treaty Lender.

“Protected Party” means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means a Lender beneficially entitled to interest payable to that Lender in respect of a Loan made under the Finance Documents and which is:

(i)	in respect of a Belgian Obligor, a Belgian Qualifying Lender;

(ii)	in respect of a Borrower tax resident in U.S., a US Qualifying Lender; or

(iii)	a Treaty Lender.

“Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 14.2 (Tax gross-up) or a payment under Clause 14.3 (Tax indemnity).

“Treaty Lender” means in respect of a jurisdiction, a Lender entitled under the provisions of a double taxation treaty to receive payments of interest from an Obligor that is tax resident in such jurisdiction or that has a permanent establishment in such jurisdiction to which the advances under the Finance Documents are effectively connected without a Tax Deduction (subject to the completion of any necessary procedural formalities).

“US Qualifying Lender” means a Lender which is:

(i)	a “United States person” within the meaning of Section 7701(a)(30) of the Code, provided such Lender timely has delivered to the Agent for transmission to the Obligor making such payment two original copies of IRS Form W-9 (or any successor form) either directly or under cover of IRS Form W-8IMY (or any successor form) certifying its status as a “United States person”; or

(ii)	a Treaty Lender with respect to the United States of America, provided such Lender timely has delivered to the Agent for transmission to the Obligor making such payment two original copies of IRS Form W-8BEN (or any successor form) either directly or under cover of IRS Form W-8IMY (or any successor form) certifying its entitlement to receive such payments without any such deduction or withholding under the applicable double taxation treaty; or

(iii)

entitled to receive payments under the Finance Documents without deduction or withholding of any United States federal income Taxes either as a result of such payments being effectively connected with the conduct by such Lender of a trade or business within the United States or under the portfolio interest exemption, provided such Lender timely has delivered to the Agent for transmission to the Obligor making such payment two original copies of either (A) IRS Form W-8ECI (or any successor form) either directly or under cover of IRS Form W-8IMY (or any successor form) certifying that the payments made pursuant to the Finance Documents are effectively connected with the conduct by that Lender of a trade or business within the United States or (B) IRS Form W-8BEN (or any successor form) either directly or under cover of IRS Form W-8IMY (or any successor form) claiming exemption from withholding in respect of payments made pursuant to the Finance Documents under the portfolio interest exemption and a statement certifying that such Lender is not a person described in Section 871(h)(3)(B) or Section 881(c)(3) of the Code or (C) such other applicable form prescribed by the IRS certifying as to such Lender’s entitlement to exemption from United States withholding tax with respect to all payments to be made to such Lender under the Finance Documents.

For purposes of paragraphs (i), (ii) and (iii) above, in the case of a Lender that is not treated as the beneficial owner of the payment (or a portion thereof) under Chapter 3 and related provisions (including Sections 871, 881, 3406, 6041, 6045 and 6049) of the Code, the term “Lender” shall mean the person who is so treated as the beneficial owner of the payment (or portion thereof).

Unless a contrary indication appears, in this Clause 14 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

14.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Company and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor or the Agent, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	A Borrower is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction:

(i)	in respect of tax imposed by Belgium, Luxembourg or the United States from a payment of interest on a Loan, if on the date on which the payment falls due:

(A)	the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority;

(B)	the relevant Lender is a Qualifying Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction or with a reduced Tax Deduction had that Lender complied with its obligations under paragraph (g) below, to the extent of such possible reduction; or

(C)	such Tax Deduction is required in respect of the Luxembourg law(s) implementing the EU Savings Directive (Council Directive 2003/48/EC) and several agreements entered into between Luxembourg and some EU dependent and associated territories or the Luxembourg law of 23 December 2005; or

(ii)	which arises as a result of FATCA.

(e)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)	A Qualifying Lender and each Obligor which makes a payment to which that Qualifying Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation or to be allowed under the applicable law to make that payment without a Tax Deduction or with a reduced Tax Deduction.

14.3	Tax indemnity

(a)	The Company or ABIWW shall (within ten Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document or the transactions occurring under such Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 14.2 (Tax gross-up); or

(B)	would have been compensated for by an increased payment under Clause 14.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 14.2 (Tax gross-up) applied.

(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 14.3, notify the Agent.

14.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

14.5	Stamp taxes

The Company or ABIWW shall pay and, within ten Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration, excise and other similar Taxes payable in respect of any Finance Document except for any such Tax payable in connection with the entry into a Transfer Certificate and, with respect to Luxembourg registration duties (droits d’enregistrement), any Luxembourg tax payable due to a registration of a Finance Document when such registration is not required to maintain or preserve the rights of any Finance Party.

14.6	Value added tax

(a)

All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to paragraph (c) below, if VAT is chargeable on any supply made by any Finance Party to any

Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party), or where applicable, directly account for such VAT at the appropriate rate under the reverse charge procedure provided for by articles 44 and 196 of the European Directive 2006/112/EC (replacing European Directive 77/388/EC) and any relevant tax provisions of the jurisdiction in which such Party receives such supply (in which case no amount equal to the amount of VAT will be due to the Finance Party).

(b)	If VAT is chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay (as the case may be) to the Recipient or to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

(c)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither it nor any other member of any group of which is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

14.7	FATCA Deduction by a Finance Party

(a)	Each Finance Party may make any FATCA Deduction it is required by FATCA to make, and any payment required in connection with that FATCA Deduction, and no Finance Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction.

(b)	A Finance Party shall promptly upon becoming aware that it must make a FATCA Deduction in respect of a payment to another Finance Party (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Company, the relevant Obligor and the relevant Finance Party.

15.	INCREASED COSTS

15.1	Increased costs

(a)	Subject to Clause 15.3 (Exceptions) the Company or ABIWW shall, within ten Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

15.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 15.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

15.3	Exceptions

(a)	Clause 15.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	compensated for by Clause 14.3 (Tax indemnity) (or would have been compensated for under Clause 14.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 14.3 (Tax indemnity) applied);

(iii)	compensated for by the payment of the Mandatory Cost;

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(b)	attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

(c)	In this Clause 15.3 reference to a “Tax Deduction” has the same meaning given to the term in Clause 14.1 (Definitions).

16.	OTHER INDEMNITIES

16.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within ten Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

16.2	Other indemnities

The Company or ABIWW shall (or shall procure that an Obligor will), within ten Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 28 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Utilisation requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.

16.3	Indemnity to the Agent

The Company or ABIWW shall within ten Business Days of demand indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default;

(b)	entering into or performing any foreign exchange contract for the purposes of paragraph (b) of Clause 29.10 (Change of currency); or

(c)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

16.4	Indemnity to the Bookrunners and certain other parties

(a)	The Company shall within a reasonable period following demand indemnify each Indemnified Person against any cost, expense, loss or liability (including, without limitation, legal fees) incurred by or awarded against that Indemnified Person in each case arising out of or in connection with any action, claim, investigation or proceeding commenced or threatened (including, without limitation, any action, claim, investigation or proceeding to preserve or enforce rights) in relation to:

(i)	the actual or contemplated use of the proceeds of the Facilities;

(ii)	the Acquisition;

(iii)	any Finance Document; and/or

(iv)	the arranging or underwriting of the Facilities.

(b)	The Company will not be liable under paragraph (a) above for any cost, expense, loss or liability (including, without limitation, legal fees) incurred by or awarded against an Indemnified Person if that cost, expense, loss or liability results directly or indirectly from any breach by that Indemnified Person of any Finance Document or which results directly or indirectly from the negligence, breach of contract or wilful misconduct of that Indemnified Person.

(c)	For the purposes of this Clause 16.4:

“Indemnified Person” means each Bookrunner, each person who is a Lender on the Utilisation Date, the Agent and, in each case, any of their respective Affiliates and each of their (or their respective Affiliates’) respective directors, officers, employees and agents.

(d)

If any event occurs in respect of which indemnification may be sought from the Company, the relevant Indemnified Person shall only be indemnified if it notifies the Company in writing within a reasonable time after the relevant Indemnified Person becomes aware of such event, consults with the Company fully and promptly with respect to the conduct of the relevant claim, action or proceeding, conducts such claim action or proceeding properly and diligently

(to the extent permitted by law and without being under any obligation to disclose any information which it is not lawfully permitted to disclose) and, in relation to any monetary or other claim in respect of which the Company will have an obligation to indemnify the relevant Indemnified Person, does not settle any such claim, action or proceeding without the Company’s prior written consent (such consent not to be unreasonably withheld or delayed (and deemed to be granted if not withheld in writing within five Business Days of demand)).

(e)	No Bookrunner or Lender nor the Agent shall have any duty or obligation, whether as fiduciary for any Indemnified Person or otherwise, to recover any payment made or required to be made under paragraphs (a) to (d) above.

(f)	The Company agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or any of its Affiliates for or in connection with anything referred to in paragraphs (a) to (d) above except for any cost, expense, loss or liability incurred by the Company that results directly or indirectly from any breach by that Indemnified Person of any Finance Document or which results directly or indirectly from the negligence, breach of contract or wilful misconduct of that Indemnified Person.

(g)	The Contracts (Rights of Third Parties) Act 1999 shall apply to this Clause 16.4 but only for the benefit of the Indemnified Persons, subject always to the terms of paragraph (b) of Clause 1.6 (Third party rights) and Clauses 38 (Governing Law) and 39 (Jurisdiction).

17.	MITIGATION BY THE LENDERS

17.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any Facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 14 (Tax Gross Up and Indemnities) or Clause 15 (Increased Costs) or paragraph 3 of Schedule 4 (Mandatory Cost Formula) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

17.2	Limitation of liability

(a)	The Company shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 17.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 17.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

18.	COSTS AND EXPENSES

18.1	Transaction expenses

The Company or ABIWW shall within ten Business Days of demand pay the Agent and the Bookrunners the amount of all costs and expenses (including legal fees subject to any agreement on legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing and execution of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

18.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 29.10 (Change of currency), the Company shall, within ten Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

18.3	Enforcement and preservation costs

The Company or ABIWW shall, within ten Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of or the preservation of any rights under any Finance Document.

19.	GUARANTEE AND INDEMNITY

19.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by each Borrower of all that Borrower’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

19.2	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

19.3	Reinstatement

If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

19.4	Waiver of defences

The obligations of each Guarantor under this Clause 19 will not be affected by an act, omission, matter or thing which, but for this Clause 19, would reduce, release or prejudice any of its obligations under this Clause 19 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

19.5	Guarantor Intent

Without prejudice to the generality of Clause 19.4 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

19.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 19. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

19.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 19.

19.8	Deferral of Guarantors’ rights

Without prejudice to the obligations of the Company under the Parent Contribution Agreement, until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents (other than pursuant to the Parent Contribution Agreement):

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents; and/or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights (other than pursuant to the Parent Contribution Agreement) it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 29 (Payment Mechanics) of this Agreement.

19.9	Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

19.10	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

19.11	Guarantee limitations

(a)	Notwithstanding any other provisions of this Agreement, the maximum aggregate liability of Brandbrew pursuant to this Clause 19 and as a guarantor under the Other Brandbrew Guaranteed Facilities shall not exceed an amount equal to the aggregate of (without double counting):

(i)	the aggregate amount of all moneys received by Brandbrew and its Subsidiaries as a borrower or issuer under this Agreement and the Other Brandbrew Guaranteed Facilities;

(ii)	the aggregate amount of all outstanding intercompany loans made to Brandbrew and its Subsidiaries by other members of the Group which have been directly or indirectly funded using the proceeds of borrowings under this Agreement or the Other Brandbrew Guaranteed Facilities; and

(iii)	an amount equal to 100% of the greater of:

(A)	the sum of Brandbrew’s own capital (capitaux propres) and its subordinated debt (dettes subordonnées) (other than any subordinated debt already accounted for under sub-paragraph (ii) above) (both as referred to in article 34 of the Luxembourg Law of 2002) as reflected in Brandbrew’s then most recent annual accounts approved by the competent organ of Brandbrew (as audited by its réviseur d’entreprises (external auditor), if required by law); and

(B)	the sum of Brandbrew’s own capital (capitaux propres) and its subordinated debt (dettes subordonnées) (other than any subordinated debt already accounted for under sub-paragraph (ii) above) (both as referred to in article 34 of the Luxembourg Law of 2002) as reflected in its filed annual accounts available as at the date of this Agreement.

(b)	For the avoidance of doubt, the limitation referred to in paragraph (a) above shall not apply to the guarantee by Brandbrew of any obligations owed by its Subsidiaries under the Finance Document or under any Other Brandbrew Guaranteed Facilities.

(c)	In addition to the limitation referred to in paragraph (a) above, the obligations and liabilities of Brandbrew under this Agreement or under any Other Brandbrew Guaranteed Facilities shall not include any obligation which, if incurred, would constitute a breach of the provisions on financial assistance as defined by article 49-6 of the Luxembourg Law on Commercial Companies dated 10 August 1915, as amended, to the extent such or an equivalent provision is applicable to Brandbrew.

(d)	Brandbrew hereby expressly accepts and confirms, for the purposes of article 1281 of the Luxembourg civil code, that notwithstanding any assignment, transfer and/or novation permitted under, and made in accordance with the provisions of this Agreement, the guarantee given under this Agreement shall be preserved for the benefit of any new Lender and Brandbrew hereby accepts and confirms the aforementioned.

19.12	Additional Guarantor limitations

The obligations of any Additional Guarantor under this Clause 19 are subject to any limitations set out in the Accession Letter pursuant to which that Additional Guarantor becomes a party to this Agreement.

20.	REPRESENTATIONS

20.1	General

Each Obligor makes the representations and warranties set out in this Clause 20 to each Finance Party on the date of this Agreement, save for the representation given in Clause 20.10 (Financial Statements) with respect to the Original Financial Statements which shall be made on the date they are delivered.

20.2	Status

(a)	It is a corporation, partnership (whether or not having separate legal personality) or other corporate body duly incorporated or organised and validly existing under the law of its jurisdiction of incorporation or organisation.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted in all material respects.

20.3	Binding obligations

Subject to the Legal Reservations, the obligations expressed to be assumed by it in each Finance Document, to which it is a party are legal, valid, binding and enforceable obligations.

20.4	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it is a party do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	the constitutional documents of any Obligor or Material Subsidiary; or

(c)	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or its Subsidiaries’ assets to an extent which would reasonably be expected to have a Material Adverse Effect.

20.5	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

20.6	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

20.7	Governing law and enforcement

(a)	Subject to the Legal Reservations, the choice of English law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation or organisation.

(b)	Subject to the Legal Reservations, any judgment obtained in England in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation or organisation.

20.8	No default

(a)	Save as otherwise notified to the Agent, no Default is continuing or would reasonably be expected to result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding which constitutes a default under (i) any other agreement or instrument which is binding on it or any of its Subsidiaries or (ii) to which its (or any of its Subsidiaries’) assets are subject which, in either case, would reasonably be expected to have a Material Adverse Effect.

20.9	No misleading information

(a)	Any written factual information (which for this purpose excludes any projections or forward looking statements) regarding the Company or its Subsidiaries (as at the date of this Agreement) provided to the Bookrunners by or on behalf of the Company or any other member of the Group in connection with the Facilities (the “Information”) is true and accurate in all material respects as at the date it is provided or as at the date (if any) at which it is stated and when taken as a whole.

(b)	Nothing has occurred or been omitted and no information has been given or withheld that results in the Information, taken as a whole, being untrue or misleading in any material respect.

(c)	Any projections contained in the Information have been prepared in good faith on the basis of recent historical information and on the basis of assumptions believed by the preparer to be reasonable as at the time such assumptions were made, it being understood that projections are as to future events and are not to be viewed as facts.

20.10	Financial statements

(a)	The Company’s Original Financial Statements were prepared in accordance with the Accounting Principles consistently applied.

(b)	The Company’s Original Financial Statements fairly represent its consolidated financial condition and operations during the relevant financial year.

20.11	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally in any relevant jurisdiction.

20.12	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which would reasonably be expected to have a Material Adverse Effect, have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

20.13	ERISA and Multiemployer Plans

(a)	With respect to any Plan, no ERISA Event has occurred or, subject to the passage of time, is reasonably expected to occur that has resulted in or would reasonably be expected to have a Material Adverse Effect.

(b)	To the best of the knowledge and belief of the relevant Obligors, (i) Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) filed with the IRS by any Obligor or ERISA Affiliate with respect to any Plan and furnished to the Agent is not incomplete or inaccurate in any respects which would reasonably be expected to have a Material Adverse Effect and does not unfairly present the funding status of such Plan to the extent which would reasonably be expected to have a Material Adverse Effect, and (ii) since the date of such Schedule B, there has been no change in such funding status which would reasonably be expected to have a Material Adverse Effect.

(c)	Neither any U.S. Obligor nor any ERISA Affiliate has incurred or, so far as the relevant Obligors are aware, is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan which has or would reasonably be expected to have a Material Adverse Effect.

(d)	Neither any Obligor nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganisation or has been terminated, within the meaning of Title IV of ERISA, and, so far as the relevant Obligors are aware, no such Multiemployer Plan is reasonably expected to be in reorganisation or to be terminated, within the meaning of Title IV of ERISA, in each case and to the extent that such reorganisation or termination would reasonably be expected to have a Material Adverse Effect.

(e)

The Obligors and their ERISA Affiliates are in compliance in all respects with the presently applicable provisions of ERISA and the Code with respect to each Plan and Multiemployer Plan, except for failures to so comply which would not reasonably be expected to have a Material Adverse Effect. No condition exists or event or transaction has occurred with respect to any Plan or Multiemployer Plan which would reasonably be expected to result in the incurrence by any Obligor or any ERISA Affiliate of any liability, fine or penalty which would reasonably be expected to have a Material Adverse Effect.

(f)	No assets of an Obligor constitute the assets of any Plan within the meaning of the U.S. Department of Labor Regulation § 2510.3-101 to an extent which would reasonably be expected to have a Material Adverse Effect.

20.14	Investment Companies

Neither the Company nor any Borrower is registered, or is required to be registered, as an “investment company” under the U.S. Investment Company Act of 1940, as amended.

20.15	Federal Regulations

The use of the proceeds of each Utilisation in accordance with the terms of this Agreement does not violate Regulations T, U or X promulgated by the Board of Governors of the Federal Reserve System of the United States.

20.16	Times when representations made

(a)	All the representations and warranties in this Clause 20 are made by each Original Obligor on the date of this Agreement save for the representation given in Clause 20.10 (Financial Statements) with respect to the Original Financial Statements which shall be made on the date they are delivered.

(b)	The Repeating Representations are deemed to be made by each Obligor on the date of each Utilisation Request, on each Utilisation Date and on the first day of each Interest Period.

(c)	The Repeating Representations are deemed to be made by each Additional Obligor on the day on which it becomes (or it is proposed that it becomes) an Additional Obligor.

(d)	Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

21.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1	Financial statements

The Company shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within 120 days after the end of each of its financial years, its audited consolidated financial statements for that financial year;

(b)	if requested by the Agent on behalf of a Finance Party in respect of a financial year of each Obligor, as soon as the same become available, but in any event not later than 270 days after the end of that financial year, the audited annual financial statements of that Obligor, provided it prepares audited annual financial statements; and

(c)	as soon as the same become available, but in any event not later than 30 September in each financial year, its unaudited consolidated financial statements for the six Month period ending 30 June in that financial year.

21.2	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Company pursuant to Clause 21.1 (Financial statements) shall be certified by a director or the chief financial officer or two authorised signatories of the relevant company as fairly representing its financial condition as at the date as at which those financial statements were drawn up (unless, in the case of financial statements delivered by the Company pursuant to paragraph (b) of Clause 21.1 (Financial statements), expressly disclosed to the Agent in writing to the contrary).

(b)	The Company shall procure that each set of financial statements delivered pursuant to paragraphs (a) and (c) of Clause 21.1 (Financial statements) is prepared using the Accounting Principles, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for the Company unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in the Accounting Principles, the accounting practices or reference periods and its auditors deliver to the Agent a description of any change necessary for those financial statements to reflect the Accounting Principles, accounting practices and reference periods upon which the Company’s Original Financial Statements were prepared. Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

21.3	Information: miscellaneous

The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	all documents dispatched by the Company to its shareholders generally (or any class of them generally) or its creditors generally at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(c)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request subject to any limits arising from confidentiality obligations owed by the Company or its Subsidiaries and excluding competition filings;

(d)	with each set of audited consolidated financial statements of the Company, an updated list of Material Subsidiaries; and

(e)	promptly and in any event within ten Business Days of any such downgrade, details of any downgrade to the Credit Rating of the Company as assessed by S&P or Moody’s.

21.4	Notification of default

(a)	Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a reasonable request by the Agent, the Company shall supply to the Agent a certificate signed by an authorised signatory of the Company on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

21.5	Use of websites

(a)	The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Agent (the “Designated Website”) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Company and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Company and the Agent.

If any Lender (a Paper Form Lender) does not agree to the delivery of information electronically then the Agent shall notify the Company accordingly and the Company shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.

(c)	The Company shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Agent under paragraph (c)(i) or (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall comply with any such request within ten Business Days.

21.6	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	The Company shall, by not less than ten Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 25 (Changes to the Obligors).

(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

22.	GENERAL UNDERTAKINGS

The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force. Prior to the settlement date of the Tender Offer, any undertaking to procure compliance by another member of the Group shall, in relation to Seville (to the extent it is a Subsidiary of the Company), be limited to an obligation to exercise such voting rights as an Obligor may have with a view to ensure compliance.

22.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to:

(i)	enable it to perform its obligations under the Finance Documents; and

(ii)	ensure the legality, validity, enforceability or admissibility in evidence its jurisdiction of incorporation of any Finance Document.

22.2	Compliance with laws

Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would reasonably be expected to have a Material Adverse Effect.

22.3	Environmental compliance

Each Obligor will (and will ensure that each of its Subsidiaries will):

(a)	comply with all Environmental Laws; and

(b)	obtain, maintain and ensure compliance with all requisite Environmental Permits,

in each case where failure to do so would have a Material Adverse Effect.

22.4	Taxation

Each Obligor will (and will ensure that each of its Subsidiaries will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed (including any grace periods) if failure to pay those Taxes would reasonably be expected to have a Material Adverse Effect.

22.5	Merger

No Obligor shall (and the Company shall procure that no Material Subsidiary will) enter into any amalgamation, demerger, merger or corporate reconstruction other than:

(a)	the Dijon Merger, the Dublin Merger or any other transaction contemplated by the Acquisition Documents;

(b)	any amalgamation, demerger, merger or corporate reconstruction involving any Obligor or Material Subsidiary (other than the Company) and any other member of the Group (other than where it involves a Guarantor and a member of the Anheuser-Busch Group and that Guarantor would not be the surviving entity); or

(c)	any other amalgamation, demerger, merger or corporate reconstruction involving any Obligor or Material Subsidiary (other than the Company) so long as the relevant Obligor or Material Subsidiary is the surviving entity, provided that in the case of paragraphs (b) and (c) above, (i) such amalgamation, demerger, merger or corporate reconstruction shall not affect the validity, legality or enforceability of the Finance Documents and (ii) the Obligors and, if relevant, any other company involved in such amalgamation, demerger, merger or corporate reconstruction shall execute such documents as may be necessary in order to preserve and protect the validity, legality or enforceability of the Finance Documents (and, for the avoidance of doubt, any contribution in kind transaction or similar transaction pursuant to which the Company, any other Obligor or any Material Subsidiary would acquire assets or shares in exchange for new shares to be issued by the Company or the Obligor or any Material Subsidiary respectively is not to be considered as an amalgamation, demerger, merger or corporate reconstruction for the purpose of this Clause 22.5 unless the issue of shares by the Obligor or any Material Subsidiary would result in it becoming a Subsidiary of an Excluded Subsidiary).

22.6	Change of business

The Company shall procure that neither Company nor the Group taken as a whole carries on any business which results in any material change to the nature of the core business of the Group from the Core Business.

22.7	Acquisitions

No Obligor shall (and the Company shall ensure that no other member of the Group will):

(a)	acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them); or

(b)	incorporate a company,

which in either case, results in the Credit Rating of the Company being downgraded during the relevant Credit Rating Period applicable to such acquisition or incorporation to a rating of BB+ or lower by S&P or Ba1 or lower by Moody’s.

22.8	Pari passu ranking

Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except those creditors whose claims are mandatorily preferred by law applying to companies generally.

CONFIDENTIAL TREATMENT REQUESTED BY ANHEUSER-BUSCH INBEV SA/NV

[****] Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission.

Confidential treatment has been requested with respect to the omitted portions.

22.9	Negative pledge

(a)	No Obligor shall (and the Company shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)	No Obligor shall (and the Company shall ensure that no other member of the Group will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to Permitted Security.

(d)	Notwithstanding paragraph (c) above, no Obligor shall (and the Company shall ensure that no other member of the Group will) at any time create or permit to subsist any Security over or undertake any of the actions set out in paragraph (b) above in respect of any of the shares in Barcelona owned by a member of the Group.

22.10	[****]

22.11	Arm’s length basis

No Obligor shall (and the Company shall ensure no member of the Group (other than Barcelona until such time as Barcelona becomes a wholly-owned Subsidiary of the Company) will) enter into:

(a)	any transaction with any Affiliate which is not a member of the Group; or

(b)	any written contract with any other person which is not a member of the Group,

except, in each case, on arm’s length terms.

22.12	Loans or credit to Excluded Subsidiaries

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no member of the Group (other than any Excluded

CONFIDENTIAL TREATMENT REQUESTED BY ANHEUSER-BUSCH INBEV SA/NV

[****] Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission.

Confidential treatment has been requested with respect to the omitted portions.

Subsidiary) will) be a creditor in respect of any Financial Indebtedness owing by, or give any guarantee or financial accommodation to, or for the benefit of, an Excluded Subsidiary (including without limitation in respect of any Financial Indebtedness of an Excluded Subsidiary).

(b)	Paragraph (a) above does not apply to Permitted Excluded Subsidiary Credit Support.

22.13	Subsidiary Financial Indebtedness

Each Obligor shall procure that Subsidiary Financial Indebtedness, when aggregated with (i) the aggregate amount secured by the Security referred to in paragraph (p) of the definition of Permitted Security (other than such Security securing Subsidiary Financial Indebtedness) and (ii) Financial Indebtedness of all Excluded Subsidiaries owed to or guaranteed by other members of the Group which are not Excluded Subsidiaries, shall at no time exceed [****] (or its equivalent in any other currency).

22.14	Insurance

(a)	Each Obligor shall (and the Company shall ensure that each member of the Group will) maintain insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

(b)	All insurances must be with reputable independent insurance companies or underwriters.

22.15	Intellectual Property

Each Obligor shall (and the Company shall procure that each member of the Group will):

(a)	preserve and maintain the subsistence and validity of the Intellectual Property necessary for the business of the relevant member of the Group;

(b)	use reasonable endeavours to prevent any infringement in any material respect of the Intellectual Property;

(c)	make registrations and pay all registration fees and taxes necessary to maintain the Intellectual Property in full force and effect and record its interest in that Intellectual Property;

(d)	not use or permit the Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Intellectual Property which may materially and adversely affect the existence or value of the Intellectual Property or imperil the right of any member of the Group to use such property; and

(e)	not discontinue the use of the Intellectual Property,

where failure to do so, in the case of paragraphs (a), (b) and (c) above, or, in the case of paragraphs (d) and (e) above, such use, permission to use, omission or discontinuation, would reasonably be expected to have a Material Adverse Effect.

22.16	Credit Rating

(a)	Subject to paragraph (b) below, the Company will ensure that it maintains a Credit Rating with S&P and Moody’s.

(b)	If S&P or Moody’s ceases to carry on business as a rating agency or to supply a Credit Rating with respect to the Company, within 30 days after the date on which that event occurs, the Company shall appoint any other rating agency of international standing which is prepared to issue a Credit Rating with respect to the Company and which is acceptable to the Majority Lenders (acting reasonably) to issue a Credit Rating with respect to the Company. If any other rating agency is appointed under this paragraph (c), the Parties agree to amend this Agreement to make appropriate amendments to the definition of “Margin”.

22.17	Shareholders Approval – the Company

(a)	The Company shall use its reasonable efforts to procure that a Shareholders’ Approval is obtained and provide to the Agent a copy of the relevant resolutions of the shareholders of the Company together with evidence that an extract of the resolutions has been filed with the clerk of the relevant commercial court in accordance with article 556 of the Belgian Companies Act no later than 7 May 2013.

(b)	If the Company is unable to complete the actions set out in paragraph (a) above on or before 7 May 2013, the Company shall promptly organise an extraordinary meeting of the shareholders of the Company with a view to obtaining a Shareholders’ Approval and, in any event, procure that a Shareholders’ Approval is obtained and provide to the Agent no later than 1 September 2013 a copy of the relevant resolutions of the shareholders of the Company together with evidence that an extract of the resolutions has been filed with the clerk of the relevant commercial court in accordance with article 556 of the Belgian Companies Act.

22.18	Guarantors

If any of Anheuser-Busch, ABIWW, Cobrew and/or Brandbrew is not a Guarantor at the date of this Agreement, the Company shall cause such person to become a Guarantor prior to the Utilisation Date.

22.19	The Acquisition

(a)	The Company shall

(i)	procure that no member of the Group will waive any condition in any Acquisition Document in a manner that it determines (acting reasonably) would reasonably be expected to have a Material Adverse Effect;

(ii)	deliver to the Agent:

(A)	a copy of each Acquisition Document or any variation, supplement or amendment thereto promptly after its release in final form;

(B)	such information regarding the Acquisition, its conduct or status as any Finance Party may reasonably request, subject to any limitations arising from confidentiality obligations owed by the Company and its Subsidiaries and excluding competition filings; and

(C)	details of any waiver of any of the material terms of the Acquisition Documents.

(b)	Other than any text substantially in the form previously agreed between the Company and the Agent as being in agreed form for public announcements in relation to the Facilities, the Company must not (and shall ensure no member of the Group will) issue any Tender Offer Document, press release or similar announcement which makes reference to the Facilities or to some or all of the Finance Parties or to the Finance Documents, unless required by applicable law or regulation or any court or regulatory body (in which case the Company must notify the Agent as soon as practicable upon becoming aware of the requirement) without the written approval of the Agent (not to be unreasonably withheld or delayed).

(c)	The Company must notify the Agent within five Business Days if an Acquisition Document is terminated in accordance with its terms (including, without limitation, as a result of the expiry of a long stop date to which such document is subject).

(d)	The Company must notify the Agent in writing within five Business Days of the board of directors of the Company (or a duly appointed committee or delegate thereof) resolving no longer to pursue the Acquisition.

22.20	Seville Guarantee

If Seville guarantees any substantial part of the Financial Indebtedness of other members of the Group which is guaranteed by any of the Guarantors, then it will promptly accede to this Agreement as a Guarantor.

23.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 23 is an Event of Default (save for Clause 23.14 (Acceleration) and Clause 23.15 (Clean Up Period)).

23.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within five Business Days of its due date.

23.2	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 23.1 (Non-payment) or paragraph (c) below).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within:

(i)	(in relation to Clause 21 (Information undertakings) and Clause 22 (General Undertakings)) 15 Business Days; or

(ii)	(in relation to any of the other obligations expressed to be assumed by it in any of the Finance Documents (other than referred to in Clauses 23.1 (Non-payment)) 30 Business Days,

of the Agent giving notice to the Company or relevant Obligor or the Company or an Obligor becoming (or should have become when exercising normal diligence) aware of the failure to comply.

(c)	The Company does not comply with any provision of Clause 22.17 (Shareholders’ Approval – the Company).

23.3	Misrepresentation

(a)	Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 15 Business Days of the Agent giving notice to the Company or relevant Obligor or the Company or an Obligor becoming (or should have become when exercising normal diligence) aware of the failure to comply.

23.4	Cross default

(a)	Any Financial Indebtedness or any indebtedness under a Derivative Contract of any member of the Group is not paid when due or within any originally applicable grace period.

(b)	Any Financial Indebtedness or any indebtedness under a Derivative Contract of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (howsoever described).

(c)	No Event of Default will occur under this Clause 23.4 (Cross default) if:

(i)	the aggregate amount of Financial Indebtedness, of any indebtedness (marked to market) under a Derivative Contract and of any commitment for Financial Indebtedness falling within paragraphs (a) and (b) above is less than €100,000,000 (or its equivalent in any other currency or currencies); or

(ii)	in the case of paragraph (a) above, the question as to whether the relevant amount is due is being contested in good faith by the relevant member of the Group.

(d)	In respect of any member of the Group acquired by the Company after the date of this Agreement, no Event of Default will occur under this Clause 23.4 in relation to that member of the Group for a period of 45 days after the date of that acquisition.

23.5	Insolvency

Any Obligor or any other Material Subsidiary is unable to pay its debts as they fall due, suspends making payments on all or substantially all of its debts by reason of actual or anticipated financial difficulties or commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of all or a material part of its indebtedness or makes a general assignment for the benefit of or a composition with its creditors.

23.6	Insolvency proceedings

Any Obligor or any other Material Subsidiary takes any corporate action or other steps are taken or legal proceedings are started for its winding–up, dissolution, administration, bankruptcy, moratorium or re–organisation (whether by way of voluntary arrangement, scheme of arrangement or otherwise) (other than a solvent liquidation of any dormant company or a solvent liquidation of any other Material Subsidiary which is not an Obligor) or for the appointment of a liquidator, curator, receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of any or all of its revenues and assets unless any such action, proceeding, procedure or step brought by a third party is stayed or discharged within 20 Business Days.

23.7	Creditors’ process

Any execution or distress is levied against, or an encumbrancer takes possession of, the whole or any part of, the property, undertaking or assets (other than a Judicial Deposit) of any Obligor or any other Material Subsidiary or any event occurs which under the laws of any jurisdiction has a similar or analogous effect provided that where such execution, distress or taking of possession relates to any property, undertaking or assets, it shall not be an Event of Default under this Clause 23.7 if the relevant execution, distress or taking of possession (other than a Dutch or Belgian executory attachment (uitvoerend beslag)) is released or discharged within ten Business Days or the value of such property, undertaking or assets (when aggregated with the value of any other such property, undertaking or assets of the Group which are then subject to any such execution, distress or taking of possession) does not exceed €100,000,000 or the equivalent thereof in other currencies.

23.8	Analogous Event

Any event occurs which under the laws of any jurisdiction has a similar or analogous effect to any of those events mentioned in Clause 23.5 (Insolvency), Clause 23.6 (Insolvency proceedings) or Clause 23.7 (Creditors’ process).

23.9	Unlawfulness and invalidity

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.

23.10	Ownership of the Obligors

Any Obligor (other than the Company) ceases to be a Subsidiary of the Company other than pursuant to a resignation of a Guarantor in accordance with Clause 25.6 (Resignation of a Guarantor).

23.11	Repudiation and rescission of agreements

An Obligor (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or evidences an intention to rescind or repudiate a Finance Document.

23.12	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to the Finance Documents or the transactions contemplated in the Finance Documents or against any member of the Group or its assets which would reasonably be expected to have a Material Adverse Effect.

23.13	ERISA

(a)

Any ERISA Event shall have occurred with respect to a Plan and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Obligors and the ERISA Affiliates related to such ERISA Event) is an amount that has or would reasonably be expected to have a Material Adverse Effect.

(b)	Any Obligor or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Obligors and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), has or would reasonably be expected to have a Material Adverse Effect or requires payments in an amount that has or would reasonably be expected to have a Material Adverse Effect.

(c)	Any Obligor or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganisation or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganisation or termination the aggregate annual contributions of the Obligors and the ERISA Affiliates to all Multiemployer Plans that are then in reorganisation or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganisation or termination occurs by an amount that has or would reasonably be expected to have a Material Adverse Effect.

23.14	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)	declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(c)	declare that all or part of the Utilisations be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(d)	following the taking of any action referred to in paragraphs (a) or (b) above, by notice to any Dutch Obligor, require that Dutch Obligor to give a guarantee or Security in favour of the Finance Parties and/or the Agent and that Dutch Obligor must comply with that request.

If an Event of Default under Clause 23.5 (Insolvency) or Clause 23.6 (Insolvency proceedings) shall occur in respect of any Obligor incorporated in the United States, then without notice to such Obligor or any other act by the Agent or any other person, the Loans to such Obligor, interest thereon and all other amounts owed by such Obligor under the Finance Documents shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are expressly waived.

23.15	Clean Up Period

Notwithstanding any other provision of any Finance Document, prior to the Clean-up Date:

(a)	any breach of a representation or an undertaking in any Finance Document; or

(b)	any Event of Default,

will be deemed not to be a breach of representation or warranty, a breach of undertaking or an Event of Default (as the case may be) if:

(i)	it would have been (if it were not for this provision) a breach of representation or warranty, a breach of undertaking or an Event of Default only by reason of circumstances relating exclusively to any member of the Target Group (or any obligation to procure or ensure in relation to a member of the Target Group);

(ii)	it is capable of remedy and reasonable steps are being taken to remedy it;

(iii)	the circumstances giving rise to it have not been procured by or approved by any member of the Group (other than a member of the Target Group before it became a Subsidiary of the Company), and such circumstances were in existence on the Utilisation Date; and

(iv)	it does not have, and would not reasonably be expected to have, a Material Adverse Effect.

If the relevant circumstances are continuing on or after the Clean Up Date, there shall be a breach of representation or warranty, breach of covenant or Event of Default, as the case may be, notwithstanding the above (and without prejudice to the rights and remedies of the Finance Parties).

23.16	Non-Material Obligors

Notwithstanding anything to the contrary in any of the Finance Documents, if any event or circumstance occurs in relation to any Non-Material Obligor or any Finance Documents executed by a Non-Material Obligor which would in respect of any provision which by its terms refers to an Obligor (in its capacity as Obligor) (a) be a breach of contract or misrepresentation, (b) be a Default or (c) entitle the Lenders to terminate or reduce the Commitments or require prepayment of all or part of the Loans (each a “Relevant Event”), no Relevant Event shall be deemed to have occurred or be continuing as a result of the occurrence of such event or circumstance solely in relation to a Non Material Obligor unless:

(a)	one or more such events or circumstances has occurred and is continuing which affects one or more Non-Material Obligors which, if they were a single entity on the last day of the most recent period in respect of which financial statements are available, would have constituted a Material Subsidiary; or

(b)	such event or circumstance would reasonably be expected to have a Material Adverse Effect.

24.	CHANGES TO THE LENDERS

24.1	Assignments and transfers by the Lenders

Subject to this Clause 24, a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

24.2	Conditions of assignment or transfer

(a)	Subject to paragraph (b) below, an Existing Lender must give the Company notice of any assignment or transfer in accordance with Clause 24.1 (Assignments and transfers by the Lenders) on or prior to the making of such assignment or transfer.

(b)	Notwithstanding any other term of this Agreement, the consent of the Company is required for any assignment or transfer by an Existing Lender of its rights and/or obligations at any time whilst any part of that Lender’s Commitment under either Facility remains undrawn.

(c)	Any partial assignment or transfer must be in an amount of at least US$10,000,000 or, if less, the whole of the Existing Lender’s participation or Commitment.

(d)	An assignment will only be effective on:

(i)	receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)	the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(e)	A transfer will only be effective if the procedure set out in Clause 24.5 (Procedure for transfer) is complied with.

(f)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 14 (Tax Gross Up and Indemnities) or Clause 15 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

24.3	Assignment or transfer fee

Unless the Agent otherwise agrees and excluding an assignment or transfer (a) to an Affiliate of a Lender, (b) to a Related Fund or (c) made in connection with primary syndication of the Facilities, the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of US$2,500.

24.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor or any other member of the Group of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 24; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non performance by any Obligor of its obligations under the Finance Documents or otherwise.

24.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender upon its completion of all “know your customer” or other checks relating to any person that it is required to carry out in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents, each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor or other member of the Group and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)

the Agent, the Bookrunners, the New Lender, the other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Bookrunners and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

24.6	Copy of Transfer Certificate or Increase Confirmation to Company

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Increased Confirmation, send to the Company a copy of that Transfer Certificate or Increase Confirmation for, but not limited thereto, the purpose of notifying the transfer to the Company.

24.7	Disclosure of information

(a)	Any Lender may disclose any information about any Obligor, the Group or the Finance Documents as that Lender shall consider appropriate to:

(i)	any of its Affiliates and any other person:

(A)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under the Finance Documents;

(B)	with (or through) whom that Lender enters into (or may potentially enter into) any sub participation in relation to, or any other transaction under which payments are to be made by reference to the Finance Documents or any Obligor; or

(C)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation;

(ii)	a rating agency or its professional advisers, or (with the consent of the Company) any other person; or

(iii)	any person for the purpose of obtaining credit risk insurance with respect to any Obligor, the Group or the Finance Documents,

provided that, in relation to any disclosure under paragraphs (i)(A) and (B) above, the person to whom the information is to be given enters into a Confidentiality Undertaking.

(b)	Any Confidentiality Undertaking signed by a Lender pursuant to this Clause 24.7 shall supersede any prior confidentiality undertaking signed by such Lender for the benefit of any member of the Group.

24.8	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 24, each Lender may without consulting with or obtaining consent from any other Party, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender to a federal reserve, central or supranational bank, except that no such charge, assignment or other Security shall:

(a)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(b)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents,

and provided further that under no circumstance shall such central or supranational bank be considered a Lender hereunder or be entitled to require the assigning or pledging Lender to take, or refrain from, action hereunder.

24.9	Lender Affiliates

A Lender may by notice to the Agent nominate an Affiliate of that Lender (a “Lender Affiliate”) as being the entity through which that Lender will perform all or part of its obligations under this Agreement. If the Agent receives any such notice, the Agent shall treat the Lender Affiliate as being responsible for the funding obligations (or the relevant part thereof) of the relevant Lender under this Agreement, but a breach by the Lender Affiliate of any such obligation shall not relieve the affiliated Lender of that Lender Affiliate of such obligation, in respect of which it shall remain liable.

25.	CHANGES TO THE OBLIGORS

25.1	Assignment and transfers by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

25.2	Initial Borrowers

(a)	If ABIWW and/or Cobrew is not a Borrower at the date of this Agreement, the Company may notify the Agent that such person shall become a Borrower at any time on or prior to the Utilisation Date.

(b)	Such person shall become a Borrower if:

(i)	the Company and such person deliver to the Agent a duly completed and executed Accession Letter;

(ii)	the Company confirms that no Major Default is continuing or would occur as a result of such person becoming a Borrower; and

(iii)	the Agent has received all of the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent) in relation to such person, each in form and substance satisfactory to the Agent.

(c)	The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent).

25.3	Additional Borrowers

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 21.6 (“Know your customer” checks), the Company may request that any of its wholly-owned Subsidiaries becomes a Borrower. That Subsidiary shall become a Borrower if:

(i)	if all the Lenders under the relevant Facility under which that Subsidiary will become a Borrower approve the addition of that Subsidiary;

(ii)	subject to the Guarantee Principles, that Subsidiary also becomes a Guarantor;

(iii)	the Company and that Subsidiary deliver to the Agent a duly completed and executed Accession Letter;

(iv)	the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(v)	the Agent has received all of the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent.

(b)	The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent).

25.4	Resignation of a Borrower

(a)	The Company may request that a Borrower ceases to be a Borrower by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter; and

(ii)	the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents.

(c)	Upon notification by the Agent to the Company of its acceptance of the resignation of a Borrower, that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents as a Borrower.

25.5	Additional Guarantors

(a)	Subject to compliance with the provisions of paragraphs (b) and (c) of Clause 21.6 (“Know your customer” checks), the Company may request that any of its Subsidiaries become a Guarantor.

(b)	A member of the Group shall become an Additional Guarantor if:

(i)	the Company and the proposed Additional Guarantor deliver to the Agent a duly completed and executed Accession Letter; and

(ii)	the Agent has received all of the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

(c)	The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent).

(d)	Any limitations on the scope of the Additional Guarantor’s obligations agreed with the Agent and set out in an Accession Letter shall take effect in accordance with these terms.

25.6	Resignation of a Guarantor

(a)	In this Clause 25.6 (Resignation of a Guarantor), “Third Party Disposal” means the disposal of an Obligor to a person which is not a member of the Group.

(b)	The Company may request that a Guarantor (other than the Company or Anheuser-Busch) ceases to be a Guarantor by delivering to the Agent a Resignation Letter.

(c)	The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	the Guarantor is a company listed in Part 1 of Schedule 1 (The Pre-Utilisation Date Parties) and the Super Majority Lenders have consented to the resignation of that Guarantor; or

(ii)	that Guarantor is not a company listed in Part 1 of Schedule 1 (The Pre-Utilisation Date Parties) and the Majority Lenders have consented to the resignation of that Guarantor; or

(iii)	that Guarantor is being disposed of by way of a Third Party Disposal; and

(A)	no Default is continuing or would result from the acceptance of the Resignation Letter or, in the case of a disposal of a Guarantor, no Default exists on the date on which the obligation to dispose of such Guarantor is entered into; and

(B)	no payment is due from the Guarantor under Clause 19.1 (Guarantee and indemnity).

(d)	The Guarantor shall cease to be a Guarantor upon notification by the Agent to the Company of its acceptance of the resignation of a Guarantor or, where such resignation is made in connection with a Third Party Disposal and provided that the conditions in (A) to (B) above are satisfied, on the date on which the relevant Third Party Disposal is consummated.

25.7	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

25.8	Change of Borrower

Any Loan voluntarily prepaid by a Borrower (the “Existing Borrower”) may be redrawn by another Borrower (the “New Borrower”) on the date for prepayment selected by the Existing Borrower provided that:

(a)	the redrawing occurs on a date falling no later than 18 months after the Utilisation Date;

(b)	the Agent is notified not less than five Business Days prior to the change of such Borrower;

(c)	the Loan redrawn is under the same Facility in the same amount and currency as the Loan prepaid;

(d)	no Event of Default is continuing; and

(e)	the prepayment and redrawing of such Loan takes place on the same day.

26.	ROLE OF THE AGENT, THE BOOKRUNNERS AND OTHERS

26.1	Appointment of the Agent

(a)	Each of the Bookrunners and the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each of the Bookrunners and the Lenders authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

26.2	Duties of the Agent

(a)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(d)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Bookrunners) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(f)	The Agent shall, if so requested by the Company from time to time, provide to the Company a list (which may be in electronic form) setting out the names of the Lenders, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

26.3	Role of the Bookrunners

Except as specifically provided in the Finance Documents, the Bookrunners have no obligations of any kind to any other Party under or in connection with any Finance Document.

26.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent or the Bookrunners as a trustee or fiduciary of any other person.

(b)	None of the Agent or the Bookrunners shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

26.5	Business with the Group

The Agent and the Bookrunners may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

26.6	Rights and discretions

(a)	The Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 23.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Company (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Without prejudice to the generality of paragraph (e) above, the Agent may disclose the identity of a Defaulting Lender to the other Lenders and the Company and shall disclose the same upon the written request of the Company or the Majority Lenders.

(g)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent or the Bookrunners is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

26.7	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

26.8	Responsibility for documentation

None of the Agent or the Bookrunners:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Bookrunners, an Obligor or any other person given in or in connection with any Finance Document; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

26.9	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to the provisions of paragraph (e) of Clause 29.11 (Disruption to Payment Systems etc.)), the Agent will not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)

No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent, in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause subject to Clause 1.6 (Third party rights) and the provisions of the Third Parties Act.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Bookrunners to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Bookrunners that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Bookrunners.

26.10	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 29.11 (Disruption to Payment Systems etc.) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

26.11	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the other Finance Parties and the Company.

(b)	Alternatively the Agent may resign by giving notice to the other Finance Parties and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within thirty days after notice of resignation was given, the Agent (after consultation with the Company) may appoint a successor Agent (acting through an office in the United Kingdom, Luxembourg or Belgium).

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 26. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the FATCA Application Date relating to any payment to the Agent:

(i)	the Agent fails to respond to a request under paragraph (i) below and the Company or a Lender reasonably believes that the Agent will not be a FATCA Compliant Party on or at any time at which any amount is or may be outstanding under the Finance Documents after that FATCA Application Date;

(ii)	the information supplied by the Agent pursuant to under paragraph (i) below indicates that the Agent will not be a FATCA Compliant Party on or at any time at which any amount is or may be outstanding under the Finance Documents after that FATCA Application Date; or

(iii)	the Agent notifies the Company or a Lender that the Agent will not be a FATCA Compliant Party on or at any time at which any amount is or may be outstanding under the Finance Documents after that FATCA Application Date; and

(iv)	the Company or that Lender by notice to the Agent, requires it to resign.

(h)	For the purposes of paragraph (g) above:

“FATCA Application Date” means:

(i)	in relation to a payment which has a US source for US tax purposes, 1 January 2014;

(ii)	except as provided in (a) of this definition, in relation to a payment in respect of an obligation pursuant to which some or all of the payments under the Finance Documents are or would be US source interest or dividends for US tax purposes, 1 January 2015; or

(iii)	in relation to a payment made by a FATCA FFI, 1 January 2017,

or, in each case, such other date from which such payment becomes subject to FATCA as a result of any change in FATCA.

“FATCA Compliant Party” means a Party payments to whom do not require a FATCA Deduction.

“FATCA FFI” means any foreign financial institution as defined in section 1471(d)(4) of the US Internal Revenue Code of 1986 which, if any Finance Party is not a FATCA Compliant Party, could be required to make a FATCA Deduction.

(i)	Subject to paragraph (j) below, the Agent shall, within 10 Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Compliant Party; or

(B)	not a FATCA Compliant Party; and

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA or its applicable passthru payment percentage as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA.

(j)	Paragraph (i) above shall not oblige the Agent to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any policy of the Agent;

(iii)	any fiduciary duty; or

(iv)	any duty of confidentiality.

(k)	If the Agent fails to confirm its status or to supply forms, documentation or other information requested in accordance with paragraph (i) above, then it shall be treated for the purposes of this Agreement as if it is not a FATCA Compliant Party until such time as it provides confirmation of its status and any forms, documentation or other information required in order to verify its status for the purposes of FATCA.

26.12	Replacement of the Agent

(a)	After consultation with the Company, the Majority Lenders may, by giving 30 days’ written notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent (acting through an office in the United Kingdom, Luxembourg or Belgium).

(b)	The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders), make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)	The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 26 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

26.13	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent or the Bookrunners are obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

26.14	Relationship with the Lenders

(a)	The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost Formula).

26.15	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Bookrunners that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

26.16	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

26.17	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

27.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

28.	SHARING AMONG THE FINANCE PARTIES

28.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 29 (Payment Mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 29 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 29.6 (Partial payments).

28.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 29.6 (Partial payments).

28.3	Recovering Finance Party’s rights

(a)	On a distribution by the Agent under Clause 28.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

28.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 28.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

28.5	Exceptions

(a)	This Clause 28 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified the other Finance Party of the legal or arbitration proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

29.	PAYMENT MECHANICS

29.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

29.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 29.3 (Distributions to an Obligor) and Clause 29.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

CONFIDENTIAL TREATMENT REQUESTED BY ANHEUSER-BUSCH INBEV SA/NV

[****] Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission.

Confidential treatment has been requested with respect to the omitted portions.

29.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with [****] apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

29.4	Clawback

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

29.5	Impaired Agent

(a)	If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 29.1 (Payments to the Agent) may instead either pay that amount direct to the required participant or pay that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank” and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents. In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	If, at any time, the Agent becomes an Impaired Agent, the Company will following a request by any Lender provide to such Lender as soon as reasonably practicable the then most recent list of Lenders received from the Agent pursuant to paragraph (f) of Clause 26.2 (Duties of the Agent).

(c)	All interest accrued on the amount standing to the credit of the account shall be for the benefit of the beneficiaries of the trust account pro rata to their respective entitlements.

(d)	A Party which has made a payment in accordance with this Clause 29.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(e)	Promptly upon the appointment of a successor Agent in accordance with Clause 26.12 (Replacement of the Agent), each Party which has made a payment in accordance with this Clause 29.5 shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution in accordance with Clause 29.2 (Distributions by the Agent).

29.6	Partial payments

(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

29.7	Set-off by Obligors

(a)	All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off (including, for purposes of Luxembourg law, legal set-off) or counterclaim.

(b)	Notwithstanding paragraph (a) above, each Obligor may set off any amount due and payable by it to a Defaulting Lender against any amount due and payable by the Defaulting Lender to that Obligor, in each case under the Finance Documents.

(c)	The Obligor will notify the Agent and the Defaulting Lender as soon as practicable and in no event later than the date falling one Business Day prior to the due date for payment of the relevant amount by that Obligor that it intends to exercise a right of set off in accordance with paragraph (b) above and shall provide to the Agent and the Defaulting Lender reasonable computations in relation thereto.

29.8	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

29.9	Currency of account

(a)	Subject to paragraphs (b) to (e) below, US Dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than US Dollars shall be paid in that other currency.

29.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

CONFIDENTIAL TREATMENT REQUESTED BY ANHEUSER-BUSCH INBEV SA/NV

[****] Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission.

Confidential treatment has been requested with respect to the omitted portions.

29.11	Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 35 (Amendments and Waivers);

(e)	the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 29.11; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

30.	[****]

31.	NOTICES

31.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

31.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company:

Address:	Anheuser-Busch InBev SA/NV, Brouwerijplein 1, B-3000 Leuven, Belgium

Fax number:	+32 (0)1 650 66 70

E-mail:	benoit.loore@ab-inbev.com

Attention:	Company Secretary

(b)	in the case of each Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent:

Address:	Fortis Bank SA/NV, Structured Finance / CIB / Agency (1MA2U)

Fax number:	+32 (0)2 565 26 94

E-mail:	anke.mergaerts@bnpparibasfortis.com /jeanpierre.nerinckx@bnpparibasfortis.com/guido.vanden berghe@bnpparibasfortis.com

Attention:	Anke Mergaerts / Jean-Pierre Nerinckx / Guido Van Den Berghe

or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days notice.

31.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 31.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Company in accordance with this Clause 31.3 will be deemed to have been made or delivered to each of the Obligors.

31.4	Notification of address and fax number

Promptly upon receipt of notification of an address, and fax number or change of address or fax number pursuant to Clause 31.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

31.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

31.6	Electronic communication

(a)	Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent, and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

31.7	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

32.	CALCULATIONS AND CERTIFICATES

32.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

32.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

32.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

33.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

34.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

35.	AMENDMENTS AND WAIVERS

35.1	Required consents

(a)	Subject to Clause 35.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Company and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 35.

(c)	Each Obligor agrees to any such amendment or waiver permitted by this Clause 35 which is agreed to by the Company. This includes any amendment or waiver which would, but for this paragraph (c), require the consent of all of the Guarantors.

35.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definitions of “Majority Lenders”, “Super Majority Lenders” or “Margin” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents (other than amounts being payable under Clause 8.2 (Bond issuance Proceeds);

(iii)	a reduction in the Margin or the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment or the Total Commitments;

(v)	a change to the Borrowers or Guarantors other than in accordance with Clause 25 (Changes to the Obligors);

(vi)	any provision which expressly requires the consent of all the Lenders;

(vii)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 24 (Changes to the Lenders) or this Clause 35,

shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Agent or the Bookrunners may not be effected without the consent of the Agent or the Bookrunners.

35.3	Replacement of Lender

(a)	If at any time:

(i)	any Lender becomes a Non-Consenting Lender (as defined in paragraph (c) below;

(ii)	an Obligor becomes obliged to repay any amount in accordance with Clause 7.1 (Illegality) or to pay additional amounts pursuant to Clause 15 (Increased Costs), Clause 14.2 (Tax gross-up) or Clause 14.3 (Tax indemnity) to any Lender in excess of amounts payable to the other Lenders generally; or

(iii)	any Lender becomes insolvent and its assets become subject to a receiver, liquidator, trustee, custodian or other person having similar powers or any winding-up, dissolution or administration;

then the Company may, on five Business Days’ prior written notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and that Lender shall) transfer pursuant to Clause 24 (Changes to the Lenders) all (and not part only) of its rights and obligations under this agreement to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Company, and which is acceptable to the Agent (acting reasonably), which confirms its willingness to assume and does assume all the obligations of the transferring Lender (including the assumption of the transferring Lender’s participations on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest and/or Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	The replacement of a Lender pursuant to this Clause 35.3 shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent;

(ii)	neither the Agent nor any Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)	in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than 30 Business Days after the date the Non-Consenting Lender notifies the Company and the Agent of its failure or refusal to agree to any consent, waiver or amendment to the Finance Documents requested by the Company; and

(iv)	in no event shall the Lender replaced under this paragraph (b) be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents.

(c)	In the event that:

(i)	the Company or the Agent (at the request of the Company) has requested the Lenders to consent to a waiver or amendment of any provisions of the Finance Documents;

(ii)	the waiver or amendment in question requires the consent of all the Lenders; and

(iii)	the Super Majority Lenders have given their consent,

then any Lender who does not and continues not to agree to such waiver or amendment shall be deemed a “Non-Consenting Lender”.

35.4	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining the Majority Lenders or whether any given percentage (including for the avoidance of doubt unanimity) of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender’s Commitments will be reduced by the amount of its Available Commitments.

(b)	For the purposes of this Clause 35.4, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender; or

(ii)	any Lender in relation to which it is aware that any of the events of circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

35.5	Replacement of a Defaulting Lender

(a)	The Company may, at any time a Lender has become and continues to be a Defaulting Lender, by giving 5 Business Days’ prior written notice to the Agent and such Lender:

(i)	replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 24 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement; or

(ii)	require such Lender to (and such Lender shall) transfer pursuant to Clause 24 (Changes to the Lenders) all its rights and obligations under this Agreement with respect to all its unfunded participations in any Letters of Credit outstanding to the extent that those participations are not due and payable by it under this Agreement, to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Company, and which is acceptable to the Agent (acting reasonably), which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender).

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent;

(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)	the transfer must take place no later than 30 days after the notice referred to in paragraph (a) above; and

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.

36.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

37.	USA PATRIOT ACT

Each Lender hereby notifies each Obligor that such Lender, pursuant to the USA Patriot Act, will obtain, verify and record information specified under the USA Patriot Act that identifies such Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender to identify such Obligor in accordance with the USA Patriot Act.

38.	GOVERNING LAW

This Agreement and all non contractual obligations arising from or in connection with it are governed by English law.

39.	ENFORCEMENT

39.1	Jurisdiction of English courts

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to non contractual obligations arising from or in connection with this Agreement or a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 39.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

39.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(i)	irrevocably appoints AB InBev UK Limited at Porter Tun House, 500 Capability Green, Luton, LU1 3LS (for the attention of the Legal Director) as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(b)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Company (on behalf of all the Obligors) must immediately (and in any event within ten days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

(c)	Each Obligor expressly agrees and consents to the provisions of this Clause 39 and Clause 38 (Governing Law).

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE PRE-UTILISATION DATE PARTIES

PART 1

THE ORIGINAL GUARANTORS

Name of Guarantor	Jurisdiction of Incorporation	Registration No. or equivalent

The Company	Belgium	0417.497.106

Anheuser-Busch Companies, LLC	Delaware, U.S.	Federal tax identification number: 43-1162835

Anheuser-Busch InBev Worldwide Inc.	Delaware, U.S.	90-0421412

Brandbrew SA	Luxembourg	B75.696

Cobrew NV/SA	Belgium	0428.975.372

CONFIDENTIAL TREATMENT REQUESTED BY ANHEUSER-BUSCH INBEV SA/NV

[****] Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission.

Confidential treatment has been requested with respect to the omitted portions.

PART 2

THE ORIGINAL LENDERS

Name of Original Lenders	Facility A Commitment (USD)	Facility B Commitment (USD)

Bank of America, N.A	[****]	[****]

Banco Santander S.A.	[****]	[****]

Sovereign Bank, N.A.	[****]	[****]

Barclays Bank PLC	[****]

Deutsche Bank AG, London Branch	[****]	[****]

Fortis Bank SA/NV	[****]	[****]

Bank of the West	[****]	[****]

ING Belgium SA/NV	[****]	[****]

JPMorgan Chase Bank, N.A.	[****]	[****]

Mizuho Corporate Bank, Ltd.	[****]	[****]

The Royal Bank of Scotland plc	[****]	[****]

Société Générale, London Branch	[****]	[****]

The Bank of Tokyo-Mitsubishi UFJ, Ltd.	[****]	[****]

Total:	6,000,000,000.00	8,000,000,000.00

SCHEDULE 2

CONDITIONS PRECEDENT

PART 1

CONDITIONS PRECEDENT TO INITIAL UTILISATION

Original Obligors

1.	A copy of the constitutional documents of each Original Obligor.

2.	A copy of a resolution of the board of directors of each Original Obligor:

(a)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(b)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

3.	A copy of the minutes of the shareholders’ meeting or a unanimous written resolution of the shareholders of each Original Obligor incorporated in Belgium other than the Company approving the terms of, and the transactions contemplated by, the Finance Documents to which such Obligor is a party, for the purposes of article 556 of the Belgian Companies Code, together with evidence that an extract of such resolutions has been duly filed with the clerk of the relevant commercial court in accordance with article 556 of the Belgian Companies Code.

4.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 2 above.

5.	A certificate of the Company (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on any Original Obligor to be exceeded.

6.	A certificate of an authorised signatory of the relevant Original Obligor certifying that each copy document relating to it specified in this Part 1 of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

Guarantors

7.	Notwithstanding the principles set out in Schedule 9 (Guarantee Principles), a duly completed and executed Accession Letter from each company listed as a Guarantor in Part 1 of Schedule 1 (Pre-Utilisation Date Parties) which is not already a party to this Agreement (each such Accession Letter to incorporate any required limitation or similar language envisaged by Clause 19.11 (Guarantee limitations)).

8.	All documents and other evidence listed in Part 2 of this Schedule in relation to each company referred to in paragraph 6 above.

Finance Documents

9.	This Agreement, duly executed by the parties to it.

10.	Each Fee Letter, duly executed by the parties to it.

Legal opinions

11.	A legal opinion of Allen & Overy LLP, legal advisers to the Bookrunners and the Agent in England.

12.	A legal opinion of Allen & Overy Luxembourg, legal advisers to the Bookrunners and the Agent in Luxembourg.

13.	A legal opinion of Clifford Chance Brussels, legal advisers to the Company and the Belgian Obligors in Belgium.

14.	A legal opinion of Allen & Overy Brussels, legal advisers to the Bookrunners and the Agent in Belgium.

15.	A legal opinion of Sullivan & Cromwell LLP, legal advisers to the Company and the Obligors in the United States of America.

Financial condition

16.	The Original Financial Statements.

Other documents and evidence

17.	Evidence satisfactory to the Agent that each Lender has carried out and is satisfied with the results of all “know your customer” or other similar checks required in respect of the Original Obligors.

18.	A detailed list of Security created by a member of the Group over its assets as at the date of this Agreement.

19.	A detailed list of Financial Indebtedness incurred by a member of the Group (including the Anheuser-Busch Group) as at the date of this Agreement.

20.	Evidence that the fees, costs and expenses then due from the Company pursuant to Clause 13 (Fees) and Clause 18 (Costs and Expenses) have been paid or will be paid by the first Utilisation Date.

21.	A certificate from the Company that all conditions to the consummation of the Acquisition under the Transaction Agreement or to the purchase of shares under the Tender Offer Document (as applicable) have been met or (in a manner not breaching this Agreement) waived.

22.	A copy of the executed Merger Agreement (if any) on customary terms and otherwise in a form acceptable to the Agent (acting reasonably).

23.	A copy of the Tender Offer Document.

24.	A copy of the executed Transaction Agreement on customary terms and otherwise in a form acceptable to the Agent (acting reasonably).

25.	An agreed sources and uses report demonstrating that the Company has sufficient financing available to it under the Facilities and other relevant sources of financing to complete the Acquisition (and pay all related fees and expenses) and to refinance identified Financial Indebtedness of the Target Group which is required to be refinanced as a result of the Acquisition.

26.	A copy of any other Acquisition Document.

PART 2

CONDITIONS PRECEDENT REQUIRED TO BE DELIVERED BY AN

ADDITIONAL OBLIGOR

1.	An Accession Letter, duly executed by the Additional Obligor and the Company.

2.	A copy of the constitutional documents of the Additional Obligor.

3.	A copy of a resolution of the board of directors of the Additional Obligor:

(a)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(b)	to the extent relevant, determining, and motivating the reasons of that determination, that it, as Obligor, has a corporate benefit justifying the assumption of any obligations it has pursuant to Clause 19 (Guarantee and Indemnity);

(c)	authorising a specified person or persons to execute the Accession Letter on its behalf; and

(d)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request or Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents.

4.	Where appropriate, an up to date extract from the relevant trade and companies register for the Additional Obligor.

5.	A copy of the minutes of the shareholders’ meeting or a unanimous written resolution of the shareholders of each Additional Obligor incorporated in Belgium approving the terms of, and the transactions contemplated by, the Finance Documents to which such Obligor is a party, for the purposes of article 556 of the Belgian Companies Code, together with evidence that an extract of such resolutions has been duly filed with the clerk of the relevant commercial court in accordance with article 556 of the Belgian Companies Code.

6.	A copy of a resolution of the general meeting of shareholders of each Dutch Additional Obligor approving the terms of, and the transactions contemplated by, the Finance Documents to which it is (or will become) a party.

7.	To the extent applicable or required pursuant to its constitutional documents, a copy of a resolution of the supervisory directors of each Dutch Additional Obligor approving the terms of, and the transactions contemplated by, the Finance Documents to which it is (or will become) a party.

8.	An unconditional positive works council advice (advies) of any competent works council in respect of the transactions contemplated by the Finance Documents to which a Dutch Additional Obligor is (or will become) a party.

9.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

10.	A copy of a resolution signed by all the holders of the issued shares in each Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party (where required under applicable law).

11.	A copy of a good standing certificate (including verification of tax status) with respect to each U.S. Obligor, issued as of a recent date by the Secretary of State or other appropriate official of each U.S. Obligor’s jurisdiction of incorporation or organisation.

12.	To the extent applicable, a copy of the resolution of the managing body of the shareholders of each Luxembourg Additional Obligor approving the resolutions taken as a shareholder of that Additional Obligor.

13.	A non bankruptcy certificate in respect of each Luxembourg Additional Obligor dated no more that one day prior to the date of the relevant Accession Letter.

14.	A certificate of the Company (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments by the Additional Obligor would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

15.	A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part 2 of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

16.	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

17.	If available, the latest audited financial statements of the Additional Obligor.

18.	A legal opinion of Allen & Overy LLP, legal advisers to the Bookrunners and the Agent in England.

19.	If the Additional Obligor is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Bookrunners and the Agent (or, if it is market practice in the relevant jurisdiction, legal advisers to the Additional Obligor) in the jurisdiction in which the Additional Obligor is incorporated.

20.	If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 39.2 (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Obligor.

SCHEDULE 3

REQUESTS

PART 1

UTILISATION REQUEST - LOANS

From:	[Borrower]

To:	[Agent]

Dated:

Dear Sirs

Anheuser-Busch InBev SA/NV – US$14,000,000,000 Senior Facilities Agreement

dated [—] June 2012 as amended from time to time (the “Senior Facilities Agreement”)

1.	We refer to the Senior Facilities Agreement. This is a Utilisation Request. Terms defined in the Senior Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

(a)	Borrower:	[—]

(b)	Proposed Utilisation Date:	[—] (or, if that is not a Business Day, the next Business Day)

(c)	Facility to be utilised:	Facility [A/B]

(d)	Amount:	US$[—] or, if less, the Available Facility

(e)	Interest Period	[—]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	[The proceeds of this Loan should be credited to [account]].

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
[insert name of Borrower]

NOTES:

*	Select the Facility to be utilised and delete references to the other Facility.

PART 2

SELECTION NOTICE

Applicable to a Loan

From:	[Borrower]

To:	[Agent]

Dated:

Dear Sirs

Anheuser-Busch InBev SA/NV – US$14,000,000,000 Senior Facilities Agreement

dated [—] June 2012 as amended from time to time (the “Senior Facilities Agreement”)

1.	We refer to the Senior Facilities Agreement. This is a Selection Notice. Terms defined in the Senior Facilities Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the following Facility [A/B] Loan[s] with an Interest Period ending on [—]*.

3.	[We request that the above Facility [A/B] Loan[s] be divided into [—]Facility [A/B] Loans with the following amounts and Interest Periods:]**

or

[We request that the next Interest Period for the above Facility [A/B] Loan[s] is [—]].***

4.	This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for
[insert name of Relevant Borrower]

NOTES:

*	Insert details of all Loans for the relevant Facility which have an Interest Period ending on the same date.
**	Use this option if division of Loans is requested.
***	Use this option if sub-division is not required.

SCHEDULE 4

MANDATORY COST FORMULA

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

(a)	in relation to a sterling Loan:

(b)	in relation to a Loan in any currency other than sterling:

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 10.3 (Default interest)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5% will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.	The Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

To:	[Agent]

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

Anheuser-Busch InBev SA/NV – US$14,000,000,000 Senior Facilities Agreement

dated [—] June 2012 as amended from time to time (the “Senior Facilities Agreement”)

1.	We refer to the Senior Facilities Agreement. This is a Transfer Certificate. Terms defined in the Senior Facilities Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 24.5 (Procedure for transfer):

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 24.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [—].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 31.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 24.4 (Limitation of responsibility of Existing Lenders).

4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.	This Transfer Certificate is governed by English law.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [—].

[Agent]

By:

SCHEDULE 6

FORM OF ACCESSION LETTER

To:	[Agent]

From:	[Subsidiary] and Anheuser-Busch InBev SA/NV

Dated:

Dear Sirs

Anheuser-Busch InBev SA/NV – US$14,000,000,000 Senior Facilities Agreement

dated [—] June 2012 as amended from time to time (the “Senior Facilities Agreement”)

1.	We refer to the Senior Facilities Agreement. This is an Accession Letter. Terms defined in the Senior Facilities Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	[Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Senior Facilities Agreement as an Additional [Borrower]/[Guarantor] pursuant to [Clause 25.2 (Initial Borrowers)]/[Clause 25.3 (Additional Borrowers)]/[Clause 25.5 (Additional Guarantors)] of the Senior Facilities Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a limited liability company and registered number [—].

3.	[Subsidiary’s] administrative details are as follows:

Address:

Fax No.:

Attention:

4.	This Accession Letter is governed by English law.

[This Accession Letter is entered into by deed.]

[Company]	[Subsidiary]

SCHEDULE 7

FORM OF RESIGNATION LETTER

To:	[Agent]

From:	[resigning Obligor] and Anheuser-Busch InBev SA/NV

Dated:

Dear Sirs

Anheuser-Busch InBev SA/NV – US$14,000,000,000 Senior Facilities Agreement

dated [—] June 2012 as amended from time to time (the “Senior Facilities Agreement”)

1.	We refer to the Senior Facilities Agreement. This is a Resignation Letter. Terms defined in the Senior Facilities Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to [Clause 25.4 (Resignation of a Borrower)]/[Clause 25.6 (Resignation of a Guarantor)], we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Senior Facilities Agreement.

3.	This letter is governed by English law.

[ANHEUSER-BUSCH INBEV SA/NV]	[resigning Obligor]

By:	By:

SCHEDULE 8

TIMETABLES

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)) or a Selection Notice (Clause 11.1 (Selection of Interest Periods and Terms)	Not later than 1.00 p.m. on the third Business Day prior to the desired date of the Loan

Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)	Not later than 4.00 p.m. on the third Business Day prior to the desired date of the Loan

LIBOR is fixed	As of 11.00 a.m. on the Quotation Day

All times in this Schedule refer to London time.

SCHEDULE 9

GUARANTEE PRINCIPLES

1.	The guarantees to be provided will be given in accordance with the agreed guarantee principles set out in this Schedule 9. This Schedule addresses the manner in which the agreed guarantee principles (the “Guarantee Principles”) will impact on the guarantees proposed to be taken in relation to the transaction contemplated by this Agreement.

2.	The Guarantee Principles embody recognition by all parties that there may be certain legal, contractual and practical difficulties in obtaining guarantees from all Obligors in every jurisdiction in which Obligors are located. In particular:

(a)	general statutory limitations, financial assistance, corporate benefit, fraudulent preference, “thin capitalisation” rules, earnings stripping and similar principles may limit the ability of a member of the Group to provide a guarantee or may require that the guarantee be limited by an amount or otherwise; the Company will use all reasonable endeavours to assist in demonstrating that adequate corporate benefit accrues to Anheuser-Busch and each Obligor; and

(b)	members of the Group will not be required to give guarantees if it would conflict with the fiduciary duties of their directors or contravene any legal or regulatory prohibition (including, without limitation, any prohibition contained in case law) or result in a material risk of personal or criminal liability on the part of any officer provided that the relevant Group member shall use its all reasonable endeavours to overcome any such obstacle.

SCHEDULE 10

MATERIAL BRANDS

Stella Artois

Beck’s

Leffe

Jupiler

Bass

Hoegaarden

Klinskoe

Budweiser

Michelob

Bud Light

Corona

SCHEDULE 11

FORM OF INCREASE CONFIRMATION

To:	[—] as Agent and Anheuser-Busch InBev SA/NV as Company, for and on behalf of each Obligor

From:	[the Increase Lender] (the “Increase Lender”)

Dated:

Anheuser-Busch InBev SA/NV – US$14,000,000,000 Senior Facilities Agreement

dated [—] June 2012 as amended from time to time (the “Senior Facilities Agreement”)

1.	We refer to the Senior Facilities Agreement. This is an Increase Confirmation for the purpose of the Senior Facilities Agreement. Terms defined in the Senior Facilities Agreement have the same meaning in this Increase Confirmation unless given a different meaning in this Increase Confirmation.

2.	We refer to Clause 2.2 (Increase) of the Senior Facilities Agreement.

3.	The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the “Relevant Commitment”) as if it was an Original Lender under the Senior Facilities Agreement.

4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the “Increase Date”) is [—].

5.	On the Increase Date, the Increase Lender becomes:

(a)	Party to the Finance Documents as a Lender; and

(b)	Party to [other relevant agreements in other relevant capacity].

6.	The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 31.2 (Addresses) are set out in the Schedule.

7.	The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (f) of Clause 2.2 (Increase).

8.	This Increase Confirmation may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Increase Confirmation.

9.	This Increase Confirmation is governed by English law.

10.	This Increase Confirmation has been entered into on the date stated at the beginning of this Increase Confirmation.

THE SCHEDULE

Relevant Commitment/rights and obligations to be assumed by the Increase Lender

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Increase Lender]

By:

This Increase Confirmation is accepted by the Agent and the Increase Date is confirmed as [date].

Agent

By:

SIGNATURES

The Company
ANHEUSER-BUSCH INBEV SA/NV

By:	/s/ Benoit Loore

By:	/s/ Ann Randon

ANHEUSER-BUSCH INBEV WORLDWIDE INC.
as Original Borrower

By:	/s/ Fernando Tennenbaum

By:	/s/ Scott Gray

COBREW NV/SA
as Original Borrower

By:	/s/ Jean-Louis Van de Perre

By:	/s/ Gert Boulangé

ANHEUSER-BUSCH INBEV SA/NV
as Original Guarantor

By:	/s/ Benoit Loore

By:	/s/ Ann Randon

ANHEUSER-BUSCH INBEV WORLDWIDE INC.
as Original Guarantor

By:	/s/ Fernando Tennenbaum

By:	/s/ Scott Gray

COBREW NV/SA
as Original Guarantor

By:	/s/ Jean-Louis Van de Perre

By:	/s/ Gert Boulangé

ANHEUSER-BUSCH COMPANIES, LLC
as Original Guarantor

By:	/s/ Fernando Tennenbaum

By:	/s/ Scott Gray

BRANDBREW SA
as Original Guarantor

By:	/s/ Jean-Louis Van de Perre

BANC OF AMERICA SECURITIES LIMITED
as Bookrunner

By:	/s/ Tarun Mehta
Director

BANCO SANTANDER S.A.
as Bookrunner

By:	/s/ Marco Antonio Archón
Managing Director

By:	/s/ Jose A. Tomas
Head of Corporate Finance

BARCLAYS BANK PLC
as Bookrunner

By:	/s/ Keith Hatton
Managing Director

DEUTSCHE BANK AG, LONDON BRANCH
as Bookrunner

By:	/s/ Violaine Thouraud
Acquisition Finance

By:	/s/ Alastair Macdonald
Managing Director

FORTIS BANK SA/NV
as Bookrunner

By:	/s/ Erik Puttemans
Senior Banker

By:	/s/ Valérie Clar
Head Corporate Acquisition Finance, BNCET

ING BELGIUM SA/NV
as Bookrunner

By:	/s/ Michael Clarke
Managing Director

JPMORGAN CHASE BANK, N.A.
as Bookrunner

By:	/s/ Nick Thomas
Vice President

MIZUHO CORPORATE BANK, LTD.
as Bookrunner

By:	/s/ Ali Gulfaraz
Deputy General Manager

RBS SECURITIES INC.
as Bookrunner

By:	/s/ Peter Klein
Managing Director

SOCIÉTÉ GÉNÉRALE, LONDON BRANCH
as Bookrunner

By:	/s/ Alexandre Huet
Deputy Head, Strategic & Acquisition Finance

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.
as Bookrunner

By:	/s/ Charles Griffiths
Managing Director

By:	/s/ Simon Lello
Managing Director

BANK OF AMERICA, N.A
as Original Lender

By:	/s/ Tarun Mehta
Director

BANCO SANTANDER S.A.
as Original Lender

By:	/s/ Marco Antonio Archón
Managing Director

By:	/s/ Jose A. Tomas
Head of Corporate Finance

SOVEREIGN BANK, N.A.
as Original Lender

By:	/s/ William Bllaaf
Senior Vice President

BARCLAYS BANK PLC
as Original Lender

By:	/s/ Keith Hatton
Managing Director

DEUTSCHE BANK AG, LONDON BRANCH
as Original Lender

By:	/s/ Violaine Thouraud
Acquisition Finance

By:	/s/ Alastair Macdonald
Managing Director

FORTIS BANK SA/NV
as Original Lender

By:	/s/ Erik Puttemans
Senior Banker

By:	/s/ Valérie Clar
Head Corporate Acquisition Finance, BNCET

BANK OF THE WEST
as Original Lender

By:	/s/ Roger Lumley
Senior Vice President

ING BELGIUM SA/NV
as Original Lender

By:	/s/ Michael Clarke
Managing Director

JPMORGAN CHASE BANK, N.A.
as Bookrunner

By:	/s/ Nick Thomas
Vice President

MIZUHO CORPORATE BANK, LTD.
as Original Lender

By:	/s/ Ali Gulfaraz
Deputy General Manager

SOCIÉTÉ GÉNÉRALE, LONDON BRANCH
as Original Lender

By:	/s/ Alexandre Huet
Deputy Head, Strategic & Acquisition Finance

THE ROYAL BANK OF SCOTLAND PLC
as Original Lender

By:	/s/ Tracy Rahn
Director

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.
as Original Lender

By:	/s/ Charles Griffiths
Managing Director

By:	/s/ Simon Lello
Managing Director

The Agent
FORTIS BANK SA/NV

By:	/s/ Erik Puttemans
Senior Banker

By:	/s/ Valérie Clar
Head Corporate Acquisition Finance, BNCET